Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among:

INOZYME PHARMA, INC.,

BIOMARIN PHARMACEUTICAL INC.,

and

INCLINE MERGER SUB, INC.

Dated as of May 16, 2025

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

Annexes
Annex I	Conditions to the Offer

Exhibits
Exhibit A	Form of Support Agreement

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 16, 2025 (the “Agreement Date”), by and among BioMarin Pharmaceutical Inc., a Delaware corporation (“Parent”), Incline Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Inozyme Pharma, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article 1.

RECITALS

WHEREAS, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) for $4.00 per Share (such amount, or any higher amount per Share paid pursuant to the Offer, being the “Offer Price”), net to the seller in cash, subject to applicable withholding Taxes, if any, and without interest, upon the terms and subject to the conditions of this Agreement;

WHEREAS, as soon as practicable following the consummation of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly-owned Subsidiary of Parent (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding Share (other than the Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Offer Price, in cash, without interest, upon the terms and conditions set forth in this Agreement and in accordance with the DGCL and (ii) the Company shall become a wholly-owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to, and in the best interest of, the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement, (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (iv) resolved to recommend that the stockholders of the Company tender their Shares to Merger Sub pursuant to the Offer (the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent has unanimously approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Offer and the Merger;

WHEREAS, the board of directors of Merger Sub has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement, and (iii) recommended that the sole stockholder of Merger Sub adopt this Agreement;

WHEREAS, each of Parent, Merger Sub and the Company hereby acknowledges and agrees that the Merger shall be effected under Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time; and

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain of the Company’s stockholders are entering into tender and support agreements with Parent and Merger Sub substantially in the form attached hereto as Exhibit A (each, a “Support Agreement”) pursuant to which, among other things, such stockholders have agreed to tender their Shares to Merger Sub in the Offer.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement (including this Article 1):

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement with the Company that is either (a) in effect as of the execution and delivery of this Agreement or (b) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives) that receive material non-public information of, or with respect to, any of the Acquired Companies to keep such information confidential; provided, however, that, (i) the provisions contained therein are not less favorable in the aggregate to the Company than the terms of the Non-Disclosure Agreement (it being agreed that such agreement need not contain any “standstill” or similar provisions that prohibit the making of any Acquisition Proposal) and (ii) such agreement does not contain any provision that prohibits the Company from satisfying its obligations hereunder (including its obligations to provide Parent with information in accordance with this Agreement).

“Acquired Companies” means the Company and each of its direct and indirect wholly-owned Subsidiaries, collectively.

“Acquisition Proposal” means any proposal or offer from any Person (other than Parent and its Affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, whether in a single transaction or series of related transactions, any (a) acquisition or license of assets of the Company equal to 20% or more of the Company’s consolidated assets (based on the fair market value thereof, as reasonably determined by the Company Board) or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable (as reasonably determined by the Company Board), (b) issuance or acquisition of 20% or more of the outstanding Shares to any such Person or group, (c) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares or (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares, in each case other than the Transactions.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” is defined in the Preamble to this Agreement.

“Agreement Date” is defined in the Preamble to this Agreement.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended; the Anti-Kickback Act of 1986, as amended; and the UK Bribery Act of 2010 or any applicable Law of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state antitrust laws, and all other applicable Laws (including non-U.S. Laws) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Balance Sheet” is defined in Section 4.23.

“Book-Entry Shares” mean non-certificated Shares represented by book-entry.

“Business Day” means a day except a Saturday, a Sunday or other day on which banks in Boston, Massachusetts or San Francisco, California are authorized or required by Laws to be closed.

“Certificated Shares” mean Shares evidenced by Certificates.

“Certificates” is defined in Section 3.6(b).

“Change in Circumstance” means an event, change, effect, development, condition or occurrence occurring or arising after the Agreement Date, that (a) has a material effect on the business, assets or operations of the Acquired Companies, taken as a whole, and (b) was neither known by the Company Board as of the Agreement Date nor reasonably foreseeable as of or prior to the Agreement Date, which event, occurrence, fact or change becomes known to the Company Board prior to the Offer Acceptance Time, other than (i) an Acquisition Proposal, (ii) changes in the market price or trading volume of the Company Common Stock, in and of itself, or (iii) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations for the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that, for purposes of clauses (ii) and (iii), the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of “Change in Circumstance,” be taken into account in determining whether a Change in Circumstance has occurred).

“Closing” is defined in Section 3.3(a).

“Closing Date” is defined in Section 3.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble to this Agreement.

“Company Adverse Change Recommendation” is defined in Section 6.4(a).

“Company Associate” means each current or former officer, employee, individual independent contractor, consultant, or director of or to any Acquired Company.

“Company Board” is defined in the Recitals of this Agreement.

“Company Board Recommendation” is defined in the Recitals of this Agreement.

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Contract” means any Contract to which an Acquired Company is a party.

“Company Disclosure Documents” is defined in Section 4.6(e).

“Company Disclosure Letter” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the Agreement Date.

“Company Equity Plan” means the Company’s Amended and Restated 2017 Equity Incentive Plan, as amended, 2020 Stock Incentive Plan and 2023 Inducement Stock Incentive Plan, as amended.

“Company ESPP” means the Company’s 2020 Employee Stock Purchase Plan, as amended.

“Company IP” means the Company Licensed IP and the Company Owned IP.

“Company IT Systems” means all information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data or information used in or necessary for the conduct of the business of each Acquired Company at any time, including without limitation, any such systems hosted or operated by a third party for or on behalf of each Acquired Company.

“Company Lease” means any Company Contract pursuant to which any Acquired Company leases or subleases Leased Real Property from another Person.

“Company Licensed IP” means all Intellectual Property Rights that are owned by a third party and are exclusively licensed or purported to be exclusively licensed to any Acquired Company, include all Intellectual Property Rights that are subject to an Inbound License.

“Company Loan Agreement” means that certain Loan Agreement, dated as of July 25, 2022, by and between the Company, Ankura Trust Company, LLC and K2 Health Ventures LLC.

“Company Option” means an option to purchase Shares granted by the Company pursuant to the Company Equity Plan, other than under the Company ESPP.

“Company Owned IP” means all Intellectual Property Rights that are owned or purported to be owned by any Acquired Company.

“Company Product” means each product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of any of the Acquired Companies.

“Company Related Parties” is defined in Section 9.3(b)(ii).

“Company RSU” means an award of restricted stock units granted pursuant to a Company Equity Plan.

“Company SEC Documents” is defined in Section 4.6(a).

“Company Stock Awards” means each Company Option and each Company RSU.

“Company Termination Fee” is defined in Section 9.3(b)(i).

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Continuing Employee” is defined in Section 7.2(a).

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

“Determination Notice” is defined in Section 6.4(b)(i).

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” is defined in Section 3.7.

“DOJ” means the U.S. Department of Justice.

“DTC” is defined in Section 3.6(g).

“Effect” means any change, effect, circumstance, fact, event or occurrence.

“Effective Time” is defined in Section 3.3(b).

“Employee Plan” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA and (B) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above, other than any such contract, plan, arrangement, or policy that is terminable “at will” (or following a notice period imposed by applicable Law) without any contractual obligation on the part of the Company or any Subsidiary of the Company to make any severance, termination, change in control, or similar payment, and other than any such Contract, plan, arrangement, or policy that is statutorily mandated in a non-U.S. jurisdiction, which, in each case of clauses (A) and (B), is maintained, administered or contributed to by the Company or any Subsidiary of the Company for the benefit of any current or former employee, director, or consultant of the Company or any Subsidiary of the Company.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” is defined in Section 9.1(b)(i).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder or with respect thereto.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Shares” means the Shares to be cancelled pursuant to and in accordance with Section 3.5(a)(i) and Section 3.5(a)(ii).

“Expiration Date” is defined in Section 2.1(c).

“Extension Deadline” is defined in Section 2.1(c).

“FDA” means the U.S. Food and Drug Administration.

“Final Exercise Date” is defined in Section 3.8(e).

“FTC” means the U.S. Federal Trade Commission.

“GAAP” is defined in Section 4.6(b).

“Governmental Authorization” means any (a) permit, license, certificate, franchise, permission, variance, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

“Hazardous Materials” means any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Healthcare Laws” is defined in Section 4.14(d).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“In-the-Money Option” is defined in Section 3.8(a).

“In-the-Money Option Consideration” is defined in Section 3.8(a).

“Inbound License” is defined in Section 4.8(d).

“Indebtedness” means (a) any obligations or indebtedness for borrowed money (including the issuance of any debt security) to any Person other than any Acquired Company, (b) any obligations evidenced by notes, bonds, debentures, other debt securities, or similar Contracts to any Person other than an Acquired Company, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), solely to the extent drawn upon, including the principal, interest and fees owing thereon, (d) any obligations with respect to deferred purchase price of property or services (other than trade accounts payable in the ordinary course), (e) any obligations under any interest rate, swap, currency swap, forward currency or interest rate Contracts or other interest rate or currency hedging arrangements, (f) any unfunded benefit liability with respect to any retirement or deferred compensation plan, program, agreement or arrangement, and (g) any guaranty of any such obligations described in clauses “(a)” through “(f)” of any Person (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business).

“Indemnified Parties” is defined in Section 7.3(a).

“Indemnifying Parties” is defined in Section 7.3(b).

“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, technical databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know-how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; (f) rights of publicity; and (g) all registrations, renewals, extensions, combinations, statutory invention registrations, provisionals, continuations, continuations-in-part, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” with respect to an Entity means with respect to any matter in question the actual knowledge of such Entity’s executive officers after reasonable inquiry of his or her direct reports with operational responsibility for the fact or matter in question. With respect to matters involving Intellectual Property Rights, “reasonable inquiry” does not require that any of such persons conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Registered IP clearance searches, and no knowledge of any third party Registered IP that would have been revealed by such inquiries, opinions or searches, to the extent not actually conducted or obtained, will be imputed to such persons.

“Law” means any federal, state, local, municipal, foreign or other law (including common law), statute, constitution, principle of common law, resolution, order, ordinance, code, edict, judgment, decree, rule, regulation, ruling or requirement issued, pronounced, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” is defined in Section 4.21(b).

“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Material Adverse Effect” means any Effect which, individually or in the aggregate with all other Effects, either (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of the Acquired Companies, taken as a whole or (b) has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation by the Company of the Offer or the Merger; provided, that, in the case of clause (a) of this definition, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect:

(i) any Effect generally affecting the U.S. or foreign economies, financial, credit, banking, capital, currency or securities markets, or political, legislative, or regulatory conditions (including a government shutdown), in the United States or any other country or region in the world including any disruption thereof and the outcome of any election or changes therein, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, or (C) inflation or any changes in the rate of increase or decrease of inflation;

(ii) any Effect arising out of general conditions in any industry in which the Acquired Companies operate;

(iii) any Effect arising out of or otherwise relating to fluctuations in the value of any currency exchange, interest or inflation rates or tariffs;

(iv) any Effect arising out of any change (or proposed change) in GAAP or other accounting standards or any compliance with or action taken for the purpose of complying with GAAP or other accounting standards (or enforcement or interpretation of any of the foregoing);

(v) (A) any Effect arising out of any changes or proposed changes in Law or other legal or regulatory conditions or any compliance with or action taken for the purpose of complying with any Law or other legal or regulatory conditions (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any Law or policy (or the enforcement or interpretation thereof) by any Governmental Body, or any panel or advisory body empowered or appointed thereby or (B) any Effect arising out of or resulting from the Inflation Reduction Act of 2022, or any changes or proposed changes to such Law;

(vi) any Effect arising out of or otherwise relating to any act of terrorism, cyberterrorism (whether or not or sponsored by a Governmental Body), outbreak of hostilities, acts of war, trade war, national or international calamity or any other similar event (or the escalation of any of the foregoing), including any acts of war or hostilities or sanctions imposed in connection with the current disputes involving (A) the Russian Federation and Ukraine or (B) Israel, Hamas, Lebanon, Syria, Iran and any other state or non-state actors involved;

(vii) any Effect arising out of earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, epidemics, pandemics, quarantines, plagues, other outbreaks of illness or public health events or other natural or man-made disasters or any acts of god, force majeure events, weather or environmental events, health emergencies, pandemics or epidemics (or the escalation of any of the foregoing) and any governmental or industry responses thereto in the United States or any other country or region in the world, or any escalation of the foregoing;

(viii) any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings;

(ix) any failure by the Company to meet, or changes to, published or internal or analysts’ expectations, projections, forecasts, guidance, milestones or forecasts of revenue, estimates, expenses, earnings or loss, cash burn-rate, cash flow, cash position or any other financial or performance measures or operating statistics (whether made by the Company or any third parties);

(x) to the extent not involving any wrongdoing by any of the Acquired Companies or any of their respective Affiliates or Representatives acting on behalf of any of the Acquired Companies and other than for purposes of any representation or warranty contained in Section 4.14 or Section 4.17, regulatory, preclinical or clinical, or manufacturing Effects relating to or affecting any Company Product or any product or product candidate competitive with or related to any Company Product, including (A) any suspension, rejection, refusal of, request to refile or any delay in obtaining, making or maintaining any regulatory application, filing or approval relating to any Company Product, (B) any regulatory actions, requests, recommendations, determinations or decisions of any Governmental Body relating to any Company Product or any product or product candidate competitive with or related to any Company Product (or the manufacture, commercialization or sale thereof), (C) any delay, hold or termination of any preclinical or clinical study, trial or test with respect to any Company Product, any delay, hold or termination of any planned application for marketing or pricing approval with respect to any Company Product, or any delay in launching commercial sales of any Company Product in any jurisdiction, (D) any results, outcomes, data, adverse events, side effects (including toxicity) or safety observations (including increased incidence or severity of any of the foregoing) related to or arising from any preclinical or clinical studies, trials or tests or otherwise with respect to any Company Product or any product or product candidate competitive with or related to any Company Product, or announcements of any of the foregoing, (E) approval by the FDA or another Governmental Body, market entry or threatened market entry of any product or product candidate competitive with or related to any Company Product, (F) any adverse events affecting patient enrollment or failure to participate with respect to clinical trials for any Company Product, (G) any production or supply chain disruption affecting the manufacture of any Company Product, (H) any delay, hold or termination of approval with respect to the manufacture, processing, packing or testing of any Company Product or with respect to any manufacturing facilities, or (I) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations, payors, Governmental Bodies or representatives of any of the foregoing, or any panel or advisory body empowered or appointed thereby, relating to any Company Product or any product or product candidate competitive with or related to any Company Product;

(xi) any Effect or other matter resulting from the announcement or pendency of this Agreement (other than for purposes of any representation or warranty contained in Section 4.5);

(xii) (A) any adverse Effect arising directly out of or otherwise directly relating to any action taken by the Company at the written direction of Parent, or (B) any action specifically required to be taken by the Company by this Agreement;

(xiii) any Effect arising out of or relating to Parent’s or Merger Sub’s breach of this Agreement;

(xiv) any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any Shares pursuant to the DGCL in connection herewith; or

(xv) any item or matter set forth in the Company Disclosure Letter;

provided, however, that in the cases of clauses (i), (ii), (iv), (v), (vi), (vii), (vii) and (ix) such exclusion shall not be applicable to the extent such matter has a disproportionate Effect on the Company relative to other companies in the industries in which the Company operates that are of a similar size to the Company; provided, further, that in the cases of clauses (viii) and (ix), and (xi), the underlying causes of any such Effect may be considered in determining whether a Material Adverse Effect occurred to the extent not otherwise excluded by another exception in this definition.

“Material Contract” is defined in Section 4.10(a).

“Merger” is defined in the Recitals of this Agreement.

“Merger Consideration” is defined in Section 3.5(a)(iii).

“Merger Sub” is defined in the Preamble to this Agreement.

“Minimum Condition” is defined in Annex I to this Agreement.

“Nasdaq” means the Nasdaq Global Select Market.

“Non-Disclosure Agreement” is defined in Section 6.1.

“Offer” is defined in the Recitals of this Agreement.

“Offer Acceptance Time” is defined in Section 2.1(f).

“Offer Commencement Date” means the date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

“Offer Conditions” is defined in Section 2.1(b).

“Offer Documents” is defined in Section 2.1(e).

“Offer Price” is defined in the Recitals of this Agreement.

“Offer to Purchase” is defined in Section 2.1(b).

“Order” means, with respect to any Person, any order, judgment, decision, decree, corporate integrity agreement, deferred prosecution agreement, settlement agreement, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Body of competent jurisdiction that is binding on or applicable to such Person or its property.

“Order Condition” is defined in Annex I to this Agreement.

“Organizational Documents” means, with respect to any Entity, (i) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended and in effect on the date hereof, (ii) if such Entity is a limited liability company, such Entity’s certificate or articles of formation or organization and operating agreement or limited liability company agreement, and (iii) for any other form of Entity, the organizational documents of such Entity.

“Out-of-the-Money Option ” is defined in Section 3.8(b).

“Outbound License” is defined in Section 4.8(d).

“Parent” is defined in the Preamble to this Agreement.

“Parent Material Adverse Effect” means any Effect that would, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

“Parent Related Parties” is defined in Section 9.3(b)(i).

“Parent Welfare Plan” is defined in Section 7.2(c).

“Parties” mean Parent, Merger Sub and the Company.

“Paying Agent” is defined in Section 3.6(a).

“Payment Fund” is defined in Section 3.6(a).

“Payoff Amount” is defined in Section 7.14.

“Permitted Encumbrance” means (a) any Encumbrance for Taxes, assessments or other governmental charges or levies that are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and in each case for which appropriate reserves have been established in the consolidated financial statements of the Company to the extent required by GAAP, (b) any Encumbrance representing the rights of customers, suppliers, service providers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract Law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or that arise in the ordinary course of business), (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract or any non-exclusive license of Intellectual Property Rights, (d) any Encumbrances for which appropriate reserves have been established in the consolidated financial statements of the Company, (e) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and that, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report, in each case, solely to the extent the use or occupancy of the Leased Real Property is in compliance therewith, (f) in the case of Leased Real Property, any Encumbrances to which the underlying fee or any other interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof, and that, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (g) Encumbrances incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, and (h) Encumbrances set forth on Schedule 1.1(a) of the Company Disclosure Letter.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means information in the respective Acquired Company’s possession, custody, or control that (i) constitutes “personal data,” “personal information” or similar term as defined by applicable Law, or (ii) relates to an identified or identifiable natural person, or that is reasonably capable of being used to identify, contact, or precisely locate a natural person.

“Pre-Closing Period” is defined in Section 6.1.

“Privacy Laws” means each applicable Law and all binding regulatory guidance concerning (i) the privacy, secrecy, security, protection, sharing, sale, disposal, international transfer or other Processing of Personal Data, (ii) incident reporting and Security Incident notification requirements, (iii) direct marketing, emails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including without limitation voice, video, email, phone, text messaging, or otherwise), and (iv) artificial intelligence.

“Privacy Requirements” is defined in Section 4.9(b).

“Process” or “Processing” means any operation or set of operations, with respect to data or information, whether or not by automated means, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, erasure, or destruction of such data, or any other operation that is otherwise considered “processing” or similar term under applicable Privacy Laws.

“Reference Date” means May 14, 2025.

“Registered Company IP” is defined in Section 4.8(a).

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names and all applications for any of the foregoing.

“Regulatory Condition” is defined in Annex I to this Agreement.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Representatives” means, with respect to an Entity, its directors, officers, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“RSU Consideration” is defined in Section 3.8(c).

“Sale Process” means all matters related to the sale of the Company, including communications relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the sale of the Company or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or any agreements, exhibits or schedules contemplated by this Agreement or any other transactions expressly contemplated hereby.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedule 14D-9” is defined in Section 2.2(a).

“Schedule TO” is defined in Section 2.1(e).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means (i) any unauthorized, unlawful, or accidental loss of, damage to, access to, acquisition of, use, alteration, acquisition, encryption, theft, modification, destruction, unavailability, disclosure of, or other Processing of Personal Data or other proprietary or confidential information, or (ii) any unauthorized, unlawful, or accidental access to, theft of, or use of, any Company IT Systems.

“Shares” is defined in the Recitals of this Agreement.

“Specified Agreement” is defined in Section 9.1(d)(i).

“Subsidiary” means, with respect to any Person, any Entity of which such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or equivalent governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Offer” means any bona fide written Acquisition Proposal that was not solicited in violation of Section 6.3 on terms and conditions that the Company Board (or a committee thereof) has determined, in good faith, after consultation with its financial advisor and outside legal counsel, (a) is reasonably likely to be consummated in accordance with its terms, and (b) if consummated, would result in a transaction more favorable to the stockholders of the Company (solely in their capacity as such) from a financial point of view than the Transactions, taking into account in each case all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such Acquisition Proposal and this Agreement (including any changes to the terms of this Agreement proposed in writing by Parent prior to the time of such determination and any fees to be paid by the Company for terminating this Agreement) and other factors that the Company Board (or committee thereof) deems relevant; provided, that for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

“Support Agreement” is defined in the Recitals of this Agreement.

“Surviving Corporation” is defined in the Recitals of this Agreement.

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws.

“Tax” means any U.S. federal, state, local or non-U.S. tax of any kind whatsoever (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax and any fee, levy, duty, tariff, impost, or other similar charge in the nature of a tax), including any interest, penalty or addition thereto, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, refund claim, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

“Termination Condition” is defined in Annex I to this Agreement.

“Trade Laws” is defined in Section 4.16.

“Transaction Litigation” means any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger or any of the Transactions or disclosures of a party relating to the Transactions (including any such claim or Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company) or alleging or asserting any misrepresentation or omission in the Offer Documents or Schedule 14D-9 or any other related SEC filings by the Company.

“Transactions” means the execution and delivery of this Agreement and all of the transactions contemplated by this Agreement, including the Offer and the Merger.

“Trigger Event” is defined in Section 9.1(c)(i).

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement prior to the date of termination that is a consequence of an act, or failure to act, undertaken by the breaching Party with the knowledge that the taking of such act, or failure to act, would result in such breach.

ARTICLE 2

THE OFFER

Section 2.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been validly terminated in accordance with Article 9, as promptly as practicable after the Agreement Date (but in no event more than ten (10) Business Days after the Agreement Date), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares validly tendered (and not validly withdrawn) pursuant to the Offer are subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the other conditions set forth in Annex I (collectively, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition and the other Offer Conditions. Merger Sub expressly reserves the right, to the extent permitted by applicable Law, to (i) increase the Offer Price, (ii) waive any Offer Condition other than the Minimum Condition, the Termination Condition, the Order Condition, or the Regulatory Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, Merger Sub shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased by Merger Sub in the Offer, (D) impose any conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend, modify or supplement any of the terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other Transactions, (F) amend, modify, change or waive the Minimum Condition, the Termination Condition, the Order Condition or the Regulatory Condition, (G) terminate or withdraw the Offer (unless this Agreement is validly terminated in accordance with Article 9) or accelerate, extend or otherwise change the Expiration Date, except in accordance with Section 2.1(c) or Section 2.1(d), (H) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act, or (I) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

(c) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one (1) minute following 11:59 p.m., Eastern Time, on the date that is the twentieth (20th) Business Day (for this purpose determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) following the Offer Commencement Date, unless otherwise agreed to in writing by Parent and the Company (such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Subject to the Parties’ respective termination rights under Article 9: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied (subject to the right of Parent or Merger Sub to waive any Offer Condition, other than the Minimum Condition, the Termination Condition, the Regulatory Condition or the Order Condition), Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer on one or more occasions (in consecutive increments), for an additional period of up to ten (10) Business Days per extension, to permit such Offer Condition to be satisfied; and (ii) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer from time to time for the minimum period required by applicable Law, any interpretation or position of the SEC or its staff or Nasdaq or its staff, applicable to the Offer; provided, however, that in no event shall Merger Sub (or Parent) (1) be required to extend the Offer beyond the earlier to occur of (the “Extension Deadline”): (x) the valid termination of this Agreement in compliance with Article 9 and (y) the first (1st) Business Day immediately following the End Date or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

(d) Termination of Offer. Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then-scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is validly terminated in accordance with the terms of Article 9. In the event that this Agreement is validly terminated pursuant to Section 9.1, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and, in any event, within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall (and Parent shall cause Merger Sub to) promptly return, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Laws, all tendered Shares to the registered holders thereof.

(e) Offer Documents. On the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the “Schedule TO”) that will contain as an exhibit or incorporate by reference the Offer to Purchase, the form of the related letter of transmittal, notice of guaranteed delivery and other customary ancillary documents in each case related to the Offer and (ii) cause the Schedule TO, the Offer to Purchase, form of letter of transmittal, notice of guaranteed delivery and related documents to be disseminated to the holders of Shares. Each of Parent and Merger Sub agrees to cause the Schedule TO and all exhibits (including the Offer to Purchase), amendments or supplements thereto (collectively, the “Offer Documents”) filed by either Parent or Merger Sub with the SEC to comply in all material respects with the Exchange Act and other applicable Laws, and to not contain any untrue statement of a material fact or omission of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Company shall promptly furnish or otherwise make available to Parent and Merger Sub or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that may be required in connection with any action contemplated by this Section 2.1(e) so as to enable each of Parent and Merger Sub to comply with its obligations hereunder. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub agree to (i) provide the Company and its counsel with prompt notice of any comments (whether written or oral) that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents (which notice shall include a copy of any written comments and a summary of any oral comments), (ii) give the Company and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff, and (iii) give reasonable and good faith consideration to any such comments made in respect of such proposed responses. Each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. Notwithstanding anything to the contrary in this Section 2.1(e), the obligations of the Company, Parent and Merger Sub in the fifth and sixth sentences of this Section 2.1(e) shall not apply if the Company Board effects a Company Adverse Change Recommendation in accordance with Section 6.4.

(f) Acceptance; Payment Funds. For purposes of this Agreement, and the Offer, unless otherwise mutually agreed to by the Company and Merger Sub, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the Shares underlying such notices of guaranteed delivery are delivered to or received by Merger Sub or to an agent of Merger Sub. On the terms specified herein and subject only to the satisfaction or, to the extent waivable by Parent or Merger Sub, waiver of the Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, irrevocably accept for payment (such time of acceptance for payment, the “Offer Acceptance Time”) and pay for, all of the Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable after (and in any event, no more than one (1) Business Day after) the Offer Acceptance Time. The obligation of Merger Sub to irrevocably accept for payment all of the Shares validly tendered pursuant to the Offer shall be subject only to the satisfaction or (to the extent permitted hereunder) waiver of each of the Offer Conditions (and shall not be subject to any other conditions). Without limiting the generality of Section 10.10, Parent shall cause to be provided to Merger Sub, on a timely basis, all of the funds necessary to pay the Offer Price and purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement. Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective Affiliates shall, tender any shares of Company Common Stock held by them into the Offer.

(g) Adjustments. If, between the Agreement Date and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be equitably adjusted to provide the same economic effect to the holders of Shares as contemplated by this Agreement prior to such action.

(h) Notification of Offer Status. Parent shall, upon the reasonable request of the Company, advise the Company (including, on each of the last seven (7) Business Days prior to the then-scheduled Expiration Time, at least on a daily basis) as to the number of Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer.

Section 2.2 Company Actions.

(a) Schedule 14D-9. As promptly as practicable on the Offer Commencement Date, following the filing of the Schedule TO that forms part of the Offer Documents, the Company shall file with the SEC and disseminate to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.4(b) and provided that the Company shall not have effected a Company Adverse Change Recommendation as of such time, shall reflect the Company Board Recommendation, and that shall include the notice and other information required by Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Laws, and to not contain any untrue statement of a material fact or omission of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent and Merger Sub and their stockholders that may be required in connection with any action contemplated by this Section 2.2(a) so as to enable the Company to comply with its obligations hereunder. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto), and the Company shall give reasonable and good faith consideration to any such comments made by Parent or its counsel prior to the filing thereof with the SEC or the dissemination thereof to holders of Shares. The Company agrees to (i) provide Parent and its counsel with prompt notice of any comments (whether written or oral) that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 (which notice shall include a copy of any written comments and a summary of any oral comments), (ii) give Parent and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff, and (iii) give reasonable and good faith consideration to any such comments made in respect of such proposed responses. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. Notwithstanding anything to the contrary in this Section 2.2(a), the obligations of the Company, Parent and Merger Sub in the fifth and sixth sentences of this Section 2.2(a) shall not apply if the Company Board effects a Company Adverse Change Recommendation in accordance with Section 6.4.

(b) Stockholder Lists. The Company shall promptly furnish Parent with, or shall cause to be promptly furnished to Parent, a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Parent and Merger Sub and their Representatives shall hold in confidence the information contained in any such labels, lists and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon written request, promptly deliver, and shall use their reasonable best efforts to cause their Representatives to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control, and, if requested by the Company in writing, promptly certify to the Company in writing that all such material has been returned or destroyed. Notwithstanding anything to the contrary herein, the obligations of the Company in this Section 2.2(b) shall not apply if the Company Board effects a Company Adverse Change Recommendation in accordance with Section 6.4.

ARTICLE 3

MERGER TRANSACTION

Section 3.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL (including Section 251(h) of the DGCL), at the Effective Time, the Company and Parent shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company will continue as the Surviving Corporation. The Merger shall be effected under Section 251(h) of the DGCL as soon as practicable following the consummation of the Offer.

Section 3.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Article 9, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place remotely by electronic exchange of documents, as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time except if, subject to Section 2.1(b), the condition set forth in Section 8.1 shall not be satisfied or waived by such date, in which case on no later than the first (1st) Business Day on which the condition set forth in Section 8.1 is satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).

Section 3.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Company will be amended and restated such that the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended (subject to Section 7.3(a)) as provided by the DGCL and such certificate of incorporation;

(b) the bylaws of the Company will be amended and restated such that the bylaws of Merger Sub as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended (subject to Section 7.3(a)) as provided by the DGCL, the certificate of incorporation of the Surviving Corporation or such bylaws;

(c) the directors of the Surviving Corporation shall be the respective individuals who served as the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal; and

(d) the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 3.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any other stockholder of the Company:

(i) any Shares held by the Company (including Shares held in the Company’s treasury) as of immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares held by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent as of immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor (such Shares described in Section 3.5(a)(i) and (ii), the “Excluded Shares”);

(iii) except for (A) the Excluded Shares, (B) Dissenting Shares, and (C) any Shares validly tendered and irrevocably accepted for purchase pursuant to the Offer in accordance with Section 2.1(f), each Share issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive a net amount in cash equal to the Offer Price, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Laws in accordance with Section 3.6(e), and shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.6 without interest;

(iv) any Shares validly tendered and irrevocably accepted for purchase pursuant to the Offer in accordance with Section 2.1(f) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(v) each share of the common stock, $.001 par value per share, of Merger Sub then outstanding as of immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.

(b) If, between the Agreement Date and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be adjusted to provide the same economic effect to the holders of Shares as contemplated by this Agreement prior to such action.

Section 3.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as an agent (the “Paying Agent”) for the holders of Shares to receive the consideration to which such holders shall become entitled pursuant to Section 2.1(f) and Section 3.5(a)(iii). The Paying Agent Agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. At or promptly following the Offer Acceptance Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to make payment of the cash consideration payable pursuant to Section 2.1(f) and Section 3.5 (such deposits with the Paying Agent, collectively, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Offer Price in the Offer and the aggregate Merger Consideration in the Merger; provided that any interest or income produced by investments with respect to the Payment Fund shall be the property of Parent. To the extent that such fund diminishes for any reason below the level required to make prompt payment of the aggregate Offer Price in the Offer and the aggregate Merger Consideration in the Merger, Parent shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments.

(b) Promptly after the Effective Time (but in no event later than three (3) Business Days thereafter), the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.5(a)(iii), (1) in the case of holders of record of Certificated Shares, a form of letter of transmittal in reasonable and customary form (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal and (2) in the case of Book-Entry Shares, reasonable and customary provisions regarding delivery of an “agent’s message” with respect to such Book-Entry Shares. Upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, together with, in the case of Certificated Shares, such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled and of no further effect. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer Taxes required to be paid by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such transfer Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 3.6(b), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate or Book-Entry have been converted pursuant to Section 3.5.

(c) At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds that had been made available to the Paying Agent and not disbursed to the holders of Certificates or of Book-Entry Shares (including, all interest and other income received by the Paying Agent in respect of all Payment Funds), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or of Book-Entry Shares for the Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all Encumbrances of any Person previously entitled thereto.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Laws.

(e) Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation or any Acquired Company, as applicable, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold therefrom under applicable Tax Laws. Any such amounts deducted or withheld and remitted to the appropriate Governmental Body shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 3.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article 3.

(g) Notwithstanding anything to the contrary in this Agreement, no holder of uncertificated Shares held through the Depository Trust Company (“DTC”) will be required to provide a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 3.5(a)(iii).

(h) Prior to the Effective Time, each of Parent, Merger Sub and the Company will cooperate to establish procedures with the Paying Agent and DTC with the objective that the Paying Agent will transmit to DTC or its nominees on the first (1st) Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of Shares (other than Excluded Shares and Dissenting Shares) held of record by DTC or such nominee immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration.

Section 3.7 Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, Shares issued and outstanding immediately prior to the Effective Time, and held by holders (or held in a voting trust or by a nominee on behalf of a beneficial owner who beneficially owns such Shares) who are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be automatically canceled and no longer outstanding and shall cease to exist and the holder thereof shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL in respect of such Shares; provided, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 3.6(e)), and such shares shall not be deemed to be Dissenting Shares. Within ten (10) days after the Effective Time, the Surviving Corporation shall provide each of the holders of Dissenting Shares with the notice contemplated by Section 262(d)(2) of the DGCL. The Company (a) shall give prompt written notice to Parent of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served to it pursuant to Section 262 of the DGCL, in each case prior to the Effective Time and (b) shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand. Unless this Agreement is terminated pursuant to Article 9, the Company shall not, without the prior written consent of Parent and Merger Sub, (i) settle or offer to settle, or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing or (ii) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

Section 3.8 Treatment of Company Stock Awards and Company ESPP.

(a) Each Company Option that is outstanding as of immediately prior to the Effective Time, to the extent unvested, shall automatically accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company Option that is then outstanding and unexercised as of immediately prior to the Effective Time having a per share exercise price that is less than the Merger Consideration (each, an “In-the-Money Option”) shall be cancelled and converted into the right to receive cash in an amount equal to the product of (i) the total number of Shares subject to such fully vested In-the-Money Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of (A) the Merger Consideration minus (B) the exercise price payable per Share under such In-the-Money Option, which amount shall be paid in accordance with Section 3.8(f) (the “In-the-Money Option Consideration”).

(b) As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company Option that is then outstanding and unexercised as of immediately prior to the Effective Time having a per share exercise price that is equal to or more than the Merger Consideration (each, an “Out-of-the-Money Option”) shall be canceled without any consideration payable (whether in the form of cash or otherwise) therefor, whether before or after the Effective Time.

(c) Each Company RSU that is outstanding as of immediately prior to the Effective Time shall automatically accelerate and become fully vested immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company RSU that is then outstanding as of immediately prior to the Effective Time shall be canceled and converted into the right to receive cash in an amount equal to the product of (i) the total number of Shares issuable in settlement to such Company RSU, immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration, which amount shall be paid in accordance with Section 3.8(f) (the “RSU Consideration”).

(d) Reserved.

(e) As soon as practicable following the date hereof, the Company Board (or, if appropriate, any committee administering the Company ESPP) shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the Company ESPP: (i) the final exercise date shall be such date as the Company determines in its sole discretion (provided that such date shall be no later than the date that is five (5) calendar days prior to the Effective Time (the “Final Exercise Date”)), (ii) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase Shares in accordance with the terms of the Company ESPP as of the Final Exercise Date, (iii) the Company ESPP shall terminate on the date immediately prior to the date on which the Effective Time occurs and no further rights shall be granted or exercised under the Company ESPP thereafter, (iv) each individual participating in the Offering (as defined in the ESPP) in progress on the date of this Agreement (the “Final Offering”) will not be permitted to increase the percentage of his or her earnings (as defined in the Final Offering documents) pursuant to the ESPP from the individual’s applicable elected percentage of earnings that was in effect when that Offering commenced, or make any non-payroll contributions to the ESPP on or following the date of this Agreement, (v) except for the Final Offering, no offering period under the ESPP will be authorized or commenced on or after the date of this Agreement, (vi) the applicable purchase price for Company Common Stock will not be decreased below the levels set forth in the ESPP as of the date of this Agreement and (vii) no further rights are granted under the ESPP after the Effective Time. All Shares purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration, which amount shall be paid in accordance with Section 3.8(f).

(f) As soon as reasonably practicable after the Effective Time (but no later than the later of (i) ten (10) Business Days after the Effective Time or (ii) the first (1st) regularly scheduled payroll date after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay through the Surviving Corporation’s payroll the aggregate In-the-Money Option Consideration payable with respect to In-the-Money Options and the aggregate RSU Consideration payable with respect to Company RSUs, in each case, held by current or former employees of the Company (net of any withholding Taxes required to be deducted and withheld by applicable Laws in accordance with Section 3.6(e)); provided, however, that In-the-Money Option Consideration and RSU Consideration payable pursuant to this Section 3.8 with respect to In-the-Money Options or Company RSUs that were issued or granted to a holder thereof not in such holder’s capacity as an employee of the Company for employment tax purposes, in each case, shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 3.6.

Section 3.9 Further Action. The Parties agree to take all necessary action to cause the Merger to become effective in accordance with Article 3 as soon as practicable following the consummation of the Offer without a meeting of the Company’s stockholders, as provided in Section 251(h) of the DGCL. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article 4, except (a) as disclosed in the Company SEC Documents on or after January 1, 2023, and publicly available prior to the Agreement Date (other than any disclosures contained or referenced therein under the captions “risk factors,” “forward-looking statements” and any other disclosures contained or referenced therein of information, factors or risks to the extent that they are predictive, cautionary or forward-looking in nature) and (b) as set forth in the Company Disclosure Letter (but subject to Section 10.13), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Due Organization; Subsidiaries, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all necessary corporate power and authority (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except where any failure of such power and authority would not reasonably be expected to have a Material Adverse Effect. The Company is qualified or licensed to do business as a foreign Entity, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have and would not reasonably be expected to have a Material Adverse Effect.

(b) Section 4.1(b) of the Company Disclosure Letter identifies each Subsidiary of the Company and indicates the jurisdiction of organization and the percentage ownership of each such Subsidiary’s equity interests as well as the holder(s) thereof.

(c) Each Subsidiary of the Company is (i) duly organized, validly existing and subsisting, and is in good standing, under the Laws of jurisdiction of its organization, (ii) has all necessary corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority (A) to conduct its business in the manner in which its business is currently being conducted and (B) to own and use its assets in the manner in which its assets are currently owned and used, except where any failure of such power and authority would not reasonably be expected to have a Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have and would not reasonably be expected to have a Material Adverse Effect. Other than with respect to the Acquired Companies, the Company and its Subsidiaries do not own any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Section 4.1(c) of the Company Disclosure Letter. The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

Section 4.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation and bylaws and other charter and organizational documents of each of the Acquired Companies, including all amendments thereto, as in effect on the Agreement Date. No Acquired Company is in material violation of any of the provisions of its Organizational Documents.

Section 4.3 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery the Company of this Agreement and, assuming the representations and warranties set forth in Section 5.7 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, the consummation by the Company of the Transactions has been duly authorized by all necessary corporate action on the part of the Company. The Company Board has (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to, and in the best interest of the Company and its stockholders, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (d) resolved to recommend that the stockholders of the Company tender their Shares to Merger Sub pursuant to the Offer, which resolutions, as of the Agreement Date, have not been subsequently withdrawn or modified in a manner adverse to Parent. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.4 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 200,000,000 Shares, $0.0001 par value per share, of which 64,561,824 shares have been issued and are outstanding as of the close of business on the Reference Date; and (ii) 5,000,000 shares of the Company’s preferred stock, $0.0001 par value per share, of which no shares have been issued or are outstanding. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(b) (i) None of the outstanding Shares are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company; (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of any Acquired Company having a right to vote on any matters on which the stockholders of the Company have a right to vote; and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares or other securities. The Company Common Stock constitutes the only outstanding class of securities of the Acquired Companies registered under the Securities Act.

(c) As of the close of business on the Reference Date: (i) 10,308,606 Shares are subject to issuance pursuant to outstanding Company Options; (ii) 575,900 Shares are subject to or otherwise deliverable in connection with outstanding Company RSUs; (iii) 1,849,382 Shares are reserved for future issuance under the Company Equity Plans; and (vi) 1,602,331 Shares are reserved for issuance pursuant to the Company ESPP. Other than as set forth in this Section 4.4(c) and for changes since the Reference Date resulting from (x) the exercise or settlement of Company Stock Awards outstanding on such date or granted thereafter as permitted under Section 6.2(b) or (y) the Company ESPP, there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, stock appreciation, phantom stock, profit participation, warrants or similar rights or equity-based awards with respect to the Acquired Companies. Section 4.4(c) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true and complete list of all Persons who hold outstanding Company Options and Company RSUs as of the close of business on the Reference Date, indicating, with respect to each security, the number of Shares subject thereto, the date of grant, the vesting schedule (as applicable), the per Share exercise price (as applicable) and the expiration date with respect to each such security.

(d) The Company has delivered or made available to Parent copies of all Company Equity Plans covering the Company Options and Company RSUs outstanding as of the date of this Agreement and the forms of all award agreements evidencing such Company Options and Company RSUs. Each Company Option and Company RSU (i) was issued in in accordance with the terms of the Company Equity Plan under which it was granted and all applicable Law; and (ii) is exempt from or compliant with Section 409A of the Code. Each Company Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

(e) As of the Reference Date, other than as set forth in Section 4.4(c), there are no: (i) outstanding shares of capital stock, or other equity interest in the Company; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock of, ordinary shares of, other equity interests in or other securities of any Acquired Company; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of capital stock of, ordinary shares of, other equity interests in or other securities of any Acquired Company; (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (v) voting trusts or other Contract to which the Company is a party with respect to the voting of capital stock of the Company.

(f) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued, is fully paid and nonassessable, was issued in accordance with applicable Law, is not subject to or issued in violation of any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, right of first refusal or any similar right, and is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Encumbrances and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), except for such Encumbrances and restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws.

Section 4.5 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) cause a violation of any of the provisions of the certificate of incorporation, bylaws, charters, or organizational documents of any of the Acquired Companies; (b) cause a violation by any Acquired Company of any Law applicable to such Acquired Company or to which such Acquired Company is subject; or (c) conflict with, result in breach of, or constitute a default under, any Material Contract, except in the case of clauses (b) and (c), for such violations, conflicts, breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as may be required by the Exchange Act, the DGCL, the HSR Act, the rules and regulations of Nasdaq, to the Knowledge of the Company, none of the Acquired Companies is required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger, except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

Section 4.6 SEC Filings; Financial Statements.

(a) Since January 1, 2022, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the Agreement Date) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC. As of the Agreement Date, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC relating to the Company SEC Documents and none of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review.

(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods covered thereby (except subject, in the case of the unaudited financial statements, to the absence of footnote disclosure and to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(c) The Company has designed and maintains, and at all times since January 1, 2022, has maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. To the Knowledge of the Company, since January 1, 2022, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (C) any claim or allegation regarding any of the foregoing. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is, and at all times since January 1, 2022, has been, in compliance in all material respects with all applicable requirements of Nasdaq. None of the Acquired Companies has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(d) The Company is not a party to or has any obligation or other commitment to become a party to any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) or any similar Contract where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(e) Each document required to be filed by the Company with the SEC in connection with the Offer (including the Schedule 14D-9) (the “Company Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The information with respect to the Company that the Company furnishes to Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule TO, and the Offer Documents, at the time of the filing of the Schedule TO and at the time of any distribution or dissemination of the Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Disclosure Documents.

(f) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is and has been in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable rules of Nasdaq.

Section 4.7 Absence of Changes.

(a) Since the date of the Balance Sheet through the Agreement Date, there has not occurred any Material Adverse Effect.

(b) Since the date of the Balance Sheet, the Acquired Companies have operated in all material respects in the ordinary course of business. Since December 31, 2024 through the Agreement Date, the Company has not taken any action or failed to take any action that, if taken after the Agreement Date without Parent’s consent, would constitute a breach of the covenants set forth in clauses (i), (iii), (vii), (ix), (xi), (xv), (xvi) and (xvii) of Section 6.2(b).

Section 4.8 Intellectual Property.

(a) Section 4.8(a) of the Company Disclosure Letter identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, and (iii) the application or registration number for each item of Company IP that is Registered IP (the “Registered Company IP”). Each of the patents and patent applications included in the Registered Company IP that are owned or purported to be owned by an Acquired Company, and to the Knowledge of the Company, each of the patents and patent applications included in the Registered Company IP that are licensed or purported to be licensed to an Acquired Company, in each case properly identifies by name each and every inventor of the claims thereof as determined in accordance with applicable Laws of the United States. As of the Agreement Date, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to the Knowledge of the Company, threatened in writing, in which the scope, validity, enforceability, inventorship or ownership of any Registered Company IP is being or has been contested or challenged. All Registered Company IP that is owned or purported to be owned by an Acquired Company, and to the Knowledge of the Company, all Registered Company IP that is licensed or purported to be licensed to an Acquired Company, in each case, is subsisting and, to the Knowledge of the Company, valid, enforceable, and in full force and effect. With respect to all Registered Company IP for which an Acquired Company has responsibility for prosecution and maintenance activities, and, to the Knowledge of the Company, all other Registered Company IP, in each case, all necessary registration, maintenance, renewal and other relevant filing fees due through the Agreement Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Governmental Body in the United States of America or to Company’s Knowledge, the applicable foreign jurisdiction, as the case may be, for the purpose of maintaining such Registered Company IP in full force and effect.

(b) The Acquired Companies (i) solely and exclusively own and possess all right, title and interest in and to all material Company Owned IP, and (ii) possesses legally enforceable rights, pursuant to valid written agreements, to use all material Company Licensed IP, in each case ((i) and (ii)), free and clear of all Encumbrances (other than Permitted Encumbrances and any Encumbrances caused or created by any action or failure to act by any Person other than an Acquired Company). No current or former Company Associate (other than as disclosed on Section 4.8(a) of the Company Disclosure Letter) owns or has any claim, right (whether or not currently exercisable) or interest to or in any material Company Owned IP and each current or former Company Associate who is or was involved in the creation or development of any Company Owned IP, pursuant to such Company Associate’s activities on behalf of any Acquired Company, has signed a written agreement containing an assignment to the Company of Intellectual Property Rights arising from such activities and confidentiality provisions protecting the Company Owned IP.

(c) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution is being used to create Company Owned IP or, to the Knowledge of the Company, Company Licensed IP, except, in each case, for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to such Company IP or the right to receive royalties in respect thereof.

(d) Section 4.8(d) of the Company Disclosure Letter sets forth each license agreement pursuant to which each Acquired Company (i) has a license to any material Intellectual Property Right that (A) is incorporated into or distributed with any Company Product or (B) is otherwise used by and material to the Acquired Companies in their business as currently conducted (other than any transfer agreements, services agreements, clinical trial agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses or generally available patent license agreements entered into in the ordinary course of business) (each an “Inbound License”) or (ii) has granted a license to any material Company Owned IP (other than any transfer agreements, services agreements, clinical trial agreements, non-disclosure agreements, or non-exclusive outbound licenses entered into in the ordinary course of business) (each an “Outbound License”).

(e) To the Knowledge of the Company: (i) the operation of the business of the Acquired Companies as currently conducted does not infringe any valid and enforceable Registered IP or misappropriate or otherwise violate any other Intellectual Property Right owned by any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Company IP. As of the Agreement Date, no Legal Proceeding is pending and served (or, to the Knowledge of the Company, is being threatened in writing) against any Acquired Company or by an Acquired Company relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Rights of another Person or of the Company IP. Since January 1, 2022, none of the Acquired Companies have received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by an Acquired Company.

(f) The Acquired Companies have taken commercially reasonable measures designed to protect and maintain the secrecy, confidentiality, and value of all trade secrets or other proprietary information included in the Company IP. No trade secret, or other proprietary information material to the business of the Acquired Companies as presently conducted has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed by the Company to any Person other than (i) pursuant to a non-disclosure agreement or other agreement adequately restricting the disclosure and use of such Intellectual Property Rights or information, or (ii) by the Company in publications or public filings, including as required under applicable securities laws.

(g) The Acquired Companies are not now, nor since January 1, 2022, have been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that would require or obligate an Acquired Company to grant or offer to any other Person any license or right to any material Company IP.

(h) None of the Company Owned IP, and to the Knowledge of the Company, none of the Company Licensed IP, is subject to any pending or outstanding Order or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing of any such Company IP by an Acquired Company.

Section 4.9 Privacy and Information Security.

(a) Each Acquired Company has implemented and at all times since January 1, 2022, maintained and complied in material respects with reasonable and appropriate policies and administrative, technical, organizational, and physical procedures (i) designed to protect Personal Data and other proprietary or confidential in the possession, custody, or control of each Acquired Company from unauthorized, unlawful, or accidental theft, access, use, disclosure, or other Processing, and (ii) that comply in material respects with applicable Privacy Requirements. Each Acquired Company has taken appropriate steps to require that any third party with access to Personal Data or Company IT Systems for on behalf of such Acquired Company has agreed to maintain reasonable measures designed to protect such Personal Data or Company IT Systems and to comply with applicable Privacy Requirements. Each Acquired Company has sufficient rights under applicable Privacy Requirements to permit the Processing of Personal Data by or for the respective Acquired Company as currently conducted.

(b) Since January 1, 2022, each Acquired Company has been in material compliance with (i) the respective Acquired Company’s external and internal written policies governing the security, privacy, transfer, and use, or other Processing of Personal Data; (ii) applicable Privacy Laws; and (iii) all applicable Material Contracts governing Personal Data (collectively, “Privacy Requirements”). Since January 1, 2022, none of the Acquired Companies’ privacy policies have been materially inaccurate or materially violated applicable Privacy Requirements. The disclosure or transfer of Personal Data to Parent in connection with the transactions contemplated by this Agreement will not materially violate any Privacy Requirements. No Acquired Company is a “covered entity” or “business associate” as defined under HIPAA.

(c) Since January 1, 2022, no Acquired Company has experienced any Security Incident and no Acquired Company has received any claim or notice from any Person, Governmental Body, or other third party that a Security Incident may have occurred or is being investigated.

(d) Since January 1, 2022, no Acquired Company has received written notice that it is under investigation by any Governmental Body regarding its protection, storage, use, disclosure, transfer, or other Processing of Personal Data.

(e) Since January 1, 2022, no Acquired Company has received any written claim, complaint, inquiry, or notice from any Governmental Body or other Person regarding the Company’s collection, use, storage, security, disclosure, or other Processing of Personal Data. To the Knowledge of the Company, there are no facts or circumstances that could reasonably form the basis of any such claim, complaint, inquiry, or notice.

(f) Each Acquired Company has taken and, if applicable, is currently taking prompt and appropriate action in response to all material risks and vulnerabilities identified in assessments, penetration tests, or any other analyses conducted since January 1, 2022 related to the Company IT Systems or about which the respective Acquired Company is aware. The Company IT Systems are free from malicious code.

Section 4.10 Contracts.

(a) Section 4.10(a) of the Company Disclosure Letter identifies each Company Contract that constitutes a Material Contract as of the Agreement Date. Each of the following Company Contracts shall be deemed to constitute a “Material Contract” for purposes of this Agreement:

(i) any Company Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) any Company Contract that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to an Acquired Company in an amount having an expected value in excess of $750,000 in the fiscal year ending December 31, 2024 or in any single fiscal year thereafter (other than payments for services rendered to the date), excluding commercially available off-the-shelf software licenses and Software-as-a-Service offerings, generally available patent license agreements entered into in the ordinary course of business, material transfer agreements, services agreements, clinical trial agreements and non-exclusive outbound licenses entered into in the ordinary course of business;

(iii) any Company Contract pursuant to which any of the Acquired Companies has a continuing guarantee, “earn-out,” or similar contingent payment obligations that upon satisfaction of certain conditions precedent will result in the payment by an Acquired Company, in either milestone payments or royalties or similar contingent payments, upon (A) the achievement of regulatory or commercial milestones or (B) the receipt of revenue or income based on product sales;

(iv) any Company Contract (A) limiting the freedom or right of any Acquired Company, in any material respect, to engage in any line of business, to make use of any material Company IP or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by an Acquired Company or (C) containing exclusivity obligations or restrictions or otherwise limiting the freedom or right of an Acquired Company to sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person;

(v) any Company Contract that by its express terms requires any of the Acquired Companies, or any successor to, or acquirer of, any of the Acquired Companies, to make any payment to another Person as a result of a change of control of any Acquired Company (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(vi) any Company Contract for the lease, sublease or sub-sublease of any real property;

(vii) any Company Contract constituting or relating to a joint venture, collaboration, partnership or similar profit-sharing arrangement;

(viii) any Inbound License or Outbound License;

(ix) any Company Contract pursuant to which an Acquired Company is or may become obligated to (A) make any severance, termination, or similar payment to any current Company Associate, except for severance, termination or similar payments that are required by applicable Laws, (B) make any change in control, retention or similar payment or award to any Company Associate or other Person, or (C) grant or accelerate the vesting of, or otherwise modify, any Company Stock Award other than accelerated vesting provided in this Agreement or the Company Equity Plan;

(x) any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Shares, or to the Knowledge of the Company, any of their Affiliates (other than an Acquired Company) or immediate family members (other than, in each case, Contracts entered into in connection with employment or service with the Company or any Acquired Company);

(xi) any material transfer agreement related to any compound or technology that is either incorporated in or used in the manufacture or testing of the Company Products;

(xii) any Company Contract entered into since January 1, 2022 that relates to the acquisition or disposition of any material business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) or that contains a right of first negotiation, right of first refusal or similar right, but excluding any material transfer agreements, services agreements, clinical trial agreements and non-exclusive licenses granted in the ordinary course of business;

(xiii) any Company Contract with any Governmental Body;

(xiv) any Company Contract that is a settlement, conciliation or similar agreement with or approved by any Governmental Body pursuant to which (A) an Acquired Company will be required after the Agreement Date to pay any monetary obligations or (B) that contains material obligations or limitations on an Acquired Company’s conduct;

(xv) any Company Contract relating to Indebtedness in excess of $500,000 (whether incurred, assumed, guaranteed or secured by any asset) of an Acquired Company;

(xvi) any hedging, swap, derivative or similar Company Contract;

(xvii) any Company Contract, the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to the Company, other than any such Company Contracts entered into in the ordinary course of business;

(xviii) any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock or other equity interests of the Company or prohibits the issuance of any guaranty by the Company; and

(xix) any other Company Contract that is currently in effect and has been filed (or is required to be filed) by an Acquired Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) As of the Agreement Date, the Company has either delivered or made available to Parent an accurate and complete copy of each Material Contract together with all material amendments, waivers or termination notices thereto or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. Neither any of the Acquired Companies nor, to the Knowledge of the Company, the other party is in material breach of or material default under any Material Contract and, neither any of the Acquired Companies, nor, to the Knowledge of the Company, the other party has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the Company and, to the Knowledge of the Company, the other party, a valid agreement, binding, and in full force and effect. To the Knowledge of the Company, each Material Contract is enforceable by the applicable Acquired Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Since January 1, 2022 through the Agreement Date, no Acquired Company has received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect. No Acquired Company has waived in writing any rights under any Material Contract, the waiver of which would have or be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.11 No Undisclosed Liabilities. As of the Agreement Date, no Acquired Company has any liabilities of the type required to be disclosed in the liabilities column of a consolidated balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed on any balance sheet contained in the Company SEC Documents; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement or in connection with the Transactions; (iii) liabilities arising in the ordinary course of business in connection with performance obligations of the Acquired Companies under the Company Contracts (other than those liabilities resulting from any breach by an Acquired Company thereof); (iv) liabilities incurred since the date of the Balance Sheet in the ordinary course of business; and (v) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.12 Litigation. As of the Agreement Date, there is no material Legal Proceeding pending (or, to the Knowledge of the Company, threatened) against any Acquired Company, or, to the Knowledge of the Company, against any present or former officer, director, employee of the Company or any of the Acquired Companies in such individual’s capacity as such. As of the Agreement Date, there is no legally-binding Order, writ, injunction, settlement, or judgment to which an Acquired Company is subject that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, to the Knowledge of the Company, no material investigation or review by any Governmental Body with respect to an Acquired Company is pending or is being threatened.

Section 4.13 Compliance with Laws. Each Acquired Company is, and since January 1, 2022, each Acquired Company has been, in compliance with all applicable Laws, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect and, since January 1, 2022 through the Agreement Date, to the Knowledge of the Company, no Acquired Company has been given written notice of, or been charged with, any unresolved violation of any Law, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.14 Regulatory Matters.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, since January 1, 2022, each Acquired Company has filed with the applicable regulatory authorities (including the FDA or any other Governmental Body performing functions similar to those performed by the FDA) all required filings, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports, necessary for the operations of the business of the Acquired Companies as presently conducted. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Laws when filed (or were corrected or supplemented by a subsequent submission), and no material deficiencies have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports or submissions.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, to the Knowledge of the Company, all preclinical and clinical investigations sponsored by an Acquired Company are being conducted in compliance with applicable Laws. As of the Agreement Date, no Acquired Company has received any written notices or other written correspondence from the FDA or any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA with respect to any ongoing clinical or preclinical studies or tests requiring the termination, suspension or material modification of such studies or tests.

(c) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Acquired Company has (i) made an untrue statement of a material fact to the FDA or any Governmental Body or (ii) failed to disclose a material fact required to be disclosed to the FDA. Neither any of the Acquired Companies nor any officers, employees, nor, to the Knowledge of the Company, agents or clinical investigators of any of the Acquired Companies have been suspended or debarred or convicted of any crime that would reasonably be expected to result in (a) debarment under 21 U.S.C. Section 335a or any similar Law or (b) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Acquired Companies are in compliance and, since January 1, 2022, have been in compliance with all healthcare laws applicable to the operation of its business as currently conducted, including (i) any and all applicable federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7(b)) and the civil False Claims Act (31 U.S.C. Section 3729 et seq.); (ii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information and Technology for Economic and Clinical Health Act; (iii) the Physician Payments Sunshine Act (42 U.S.C. Section 1320a-7h); (iv) Laws that are cause for exclusion from any federal health care program; (v) and their implementing regulations (collectively, “Healthcare Laws”). As of the Agreement Date, to the Knowledge of the Company no Order, enforcement, regulatory or administrative proceeding is pending, and no such Order, enforcement, regulatory or administrative proceeding has been threatened in writing against the Company under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. Section 301 et seq.), Healthcare Laws, or similar Laws, other than any such proceeding that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.15 Certain Business Practices. Since January 1, 2022, neither any of the Acquired Companies, nor, any director, officer, employee, nor to the Knowledge of the Company, any representative, agent, consultant or any other person (in each case, acting for or on behalf of the Company or a subsidiary of the Company) has violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, applicable anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Law of similar effect, or has, in violation of Anti-Corruption Laws: (i) directly or indirectly paid, offered, or promised to make of offer any contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made, offered, or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind to or for the benefit of foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) paid, offered or promised to make or offer any bribe, payoff, influence payment, kickback, rebate, or other similar payment of any nature, or (iv) created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries related to any of the foregoing.

Section 4.16 Trade Control Laws. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, since January 1, 2022, the Acquired Companies have been in compliance with all applicable import, export control, and economic and trade sanctions laws, regulations, statutes, and orders, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the “Trade Laws”). There are no pending or, to the Knowledge of the Company, threatened claims against the Acquired Companies, nor any actions, conditions, facts, or circumstances that would reasonably be expected to give rise to any future claims with respect to the Trade Laws, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.17 Governmental Authorizations. Each of the Acquired Companies holds all Governmental Authorizations necessary to enable it to conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Acquired Companies are in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.18 Tax Matters.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each of the Tax Returns required to be filed by any of the Acquired Companies with any Governmental Body has been filed on or before the applicable due date (taking into account any automatic extensions of such due date obtained in the ordinary course of business), and all such Tax Returns are accurate and complete and (ii) all Taxes due and owing (whether or not shown on such Tax Returns) have been paid. There are no liens with respect to income or other material Taxes upon any asset of each of the Acquired Companies, other than Permitted Encumbrances. Each Acquired Company has withheld and paid over (or set aside for payment when due) to the appropriate taxing authority all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party. The unpaid Taxes of any Acquired Company reflected on the Balance Sheet have been reserved for in accordance with GAAP and no Acquired Company has incurred any material liability for Taxes since the date of the Balance Sheet other than in the ordinary course of business or in connection with the Transactions.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or is being contested in good faith by appropriate proceedings, no deficiency for any Tax has been asserted or assessed by a taxing authority in writing against any Acquired Company, which deficiency has not been paid, settled or withdrawn. No written claim has been made since January 1, 2022 by a taxing authority that any Acquired Company is subject to Tax in a jurisdiction where it has not filed Tax Returns. No Acquired Company has or had a permanent establishment or fixed place of business in any country other than in its place of incorporation. No audits, examinations, or other proceedings with respect to material Taxes or Tax Returns of any of the Acquired Company are currently in process, pending or threatened in writing. No Acquired Company has waived the statute of limitations in respect of income or other material Taxes or agreed to an extension of time with respect to an income or other material Tax assessment or deficiency (except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business). No Acquired Company has executed any power of attorney with respect to any income or other material Tax, other than powers of attorney that are no longer in force.

(c) No Acquired Company is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements made in the ordinary course of business the principal purpose of which is not Tax and other than agreements or arrangements solely among the Acquired Companies). No Acquired Company (i) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company) or (ii) has or has had any material liability for the Taxes of another Person (other than an Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise by operation of Law.

(d) Within the last two (2) years, no Acquired Company has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(e) No Acquired Company has entered into or participated in any transaction that was or is a “tax shelter” transaction, as defined in Section 6662 or Section 6111 of the Code or the Treasury Regulations promulgated thereunder, or a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.

(f) No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, or use of an improper method of accounting, in each case, for a taxable period ending on or prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received prior to the Closing Date outside the ordinary course of business, or (v) election under Section 965 of the Code. No Acquired Company has received or applied for the “employee retention credit” as described in Section 3134 of the Code.

Section 4.19 Employee Matters; Benefit Plans.

(a) Except as required by applicable Laws, the employment or engagement of each current Company Associate is terminable by such Acquired Company at will and without advance notice, severance or termination payment.

(b) No Acquired Company is party to or has a duty to bargain for any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations representing, or, to the Knowledge of the Company, seeking to represent any employees of any of the Acquired Companies. There has not been any labor strike, concerted work slowdown, concerted work stoppage, lockout, picketing or other material organized labor dispute, against any of the Acquired Companies.

(c) There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing relating to employment and involving any Company Associate, including, but not limited to, Legal Proceedings relating to wages and hours, leave of absence, plant closing notification, employment statute or regulation, labor dispute, workers’ compensation policy or long-term disability policy, workplace safety, retaliation or discrimination matters. Each Acquired Company is in material compliance with all applicable Laws related to employment, including applicable Laws relating to employment practices, equal employment opportunities, plant closing notification (including the WARN Act), privacy rights, labor relations, workplace safety, discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, workers’ compensation, leaves of absence, sick leave, and unemployment insurance.

(d) The Company has made available to Parent prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of the following, as relevant: (i) all plan documents and all amendments thereto, and all related trust or other funding documents; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation and the most recent Form 5500; and (iv) the most recent summary plan descriptions and any material modifications thereto; (v) the most recent nondiscrimination tests required to be performed under the Code; and (vi) any material non-routine communications with any Governmental Body during the past three years regarding any Employee Plan. For purposes of this Section 4.19(d) and Section 4.19(d) of the Company Disclosure Letter, the definition of “Employee Plan” shall exclude any employment, termination or severance agreement for non-officer employees of any of the Acquired Companies and equity grant notices, and related documentation, with respect to employees of any of the Acquired Companies that, in each case, do not materially deviate from the applicable standard forms made available to Parent or Parent’s Representatives. No Employee Plan relates to service providers outside the United States. No Employee Plan is provided by a professional employer organization.

(e) Neither the Acquired Companies nor any ERISA Affiliate has, during the past six (6) years maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(f) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code.

(g) To the Knowledge of the Company, each of the Employee Plans has been operated in compliance in all material respects with its terms and all applicable Laws, including but not limited to ERISA and the Code.

(h) The Company has no obligation to gross up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code.

(i) Except as set forth in Section 4.19(h) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will result in (i) the acceleration of the time of payment or vesting, or the increase in the amount of, compensation or benefits due to any Company Associate (other than accelerated vesting required under Section 411(d)(3) of the Code) or (ii) the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the payment of an excise tax by any Person under Section 4999 of the Code.

(j) To the Knowledge of the Company: (i) there are no pending or threatened claims by or on behalf of any Employee Plan, or by or on behalf of any participants or beneficiaries of any Employee Plan (other than routine claims for benefits), alleging any violation of ERISA or other applicable Law, (ii) no Employee Plan is the subject of any pending investigation or audit by any Governmental Body, and (iii) to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such claim, investigation or audit.

(k) Except as set forth in Section 4.19(j) of the Company Disclosure Letter, no Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA (i) is self-funded or (ii) provides life insurance or health benefits with respect to any former or current service provider (or any dependent thereof) of the Acquired Companies beyond the service provider’s termination of employment or service with the Acquired Companies, other than coverage mandated by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any similar state Law.

Section 4.20 Environmental Matters. Except for those matters that would not reasonably be expected to have a Material Adverse Effect: (a) each Acquired Company is, and since January 1, 2022, has been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of its respective business; (b) as of the Agreement Date, no Acquired Company has received any written notice, report or other information of or entered into any legally-binding settlement or Order involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of any of the Acquired Companies relating to or arising under Environmental Laws; and (c) to the Knowledge of the Company, there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of an Acquired Company under any Environmental Law.

Section 4.21 Real Property.

(a) Except as set forth on Section 4.21(a) of the Company Disclosure Letter (the “Owned Real Property”), the Acquired Companies do not own, and have never owned, any real property. Section 4.21(a) of the Company Disclosure Letter contains a true, correct, current, and complete list of the street address of each parcel of Owned Real Property, including property previously owned. The Company or one of its Subsidiaries has good and valid fee simple title to the Owned Real Property free and clear of all Encumbrances other than Permitted Encumbrances and conveyed title with respect to all real property previously owned, with no reservations therein or outstanding obligations with respect thereto.

(b) Section 4.21(b) of the Company Disclosure Letter contains a true, correct, and complete list, as of the Agreement Date, of all the existing leases, subleases, licenses, or similar agreements pursuant to which the Acquired Companies have the right to use or occupy any material real property (“Leased Real Property”). Each Acquired Company holds a valid and existing leasehold interest in such Leased Real Property leased or subleased by such Acquired Company from another Person, which leasehold interest is, to the Knowledge of the Company, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances described in the leases and subleases with respect to real property to which the Company is a party. As of the Agreement Date, no Acquired Company has received any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

Section 4.22 Suppliers.

(a) Section 4.22(a) of the Company Disclosure Letter contains a list setting forth the ten (10) largest suppliers of the Acquired Companies, by dollar amount, over the twelve (12) months ended December 31, 2024 (collectively, the “Major Suppliers”) (and the amount of purchases from each such Major Supplier during such period).

(b) Since January 1, 2022, no Acquired Company has received written notice that any Major Supplier has taken action to, or will take action to (i) terminate or modify in a manner materially adverse to any Acquired Company its relationship with any Acquired Company, (ii) materially reduce the amount of goods that it is willing to supply to the applicable Acquired Company, or (iii) materially increase the price of goods that it has previously supplied to the Acquired Companies.

Section 4.23 Title to Assets. Each Acquired Company has good and valid title to all material assets owned by it as of the Agreement Date, including all material assets (other than capitalized or operating leases) reflected on the Company’s audited balance sheet as of December 31, 2024 included in the last Annual Report on Form 10-K (the “Balance Sheet”) filed by the Company with the SEC (but excluding Intellectual Property Rights that are covered by Section 4.8) except for assets sold or otherwise disposed of since the date of such Balance Sheet and except where such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.24 Insurance. The Company has delivered or made available to Parent an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements in effect as of the date hereof relating to the business, assets and operations of the Acquired Companies. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all such insurance policies are in full force and effect (except for any expiration thereof in accordance with its terms), no written notice of cancellation or modification has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder. As of the Agreement Date, there is no claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, except as would not be, or would not reasonably be expected to be, material to the Acquired Companies taken as a whole.

Section 4.25 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 5.7, the Company Board has taken or will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL shall be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Transactions.

Section 4.26 Merger Approval. Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement and the Merger or consummate the Transactions. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

Section 4.27 Opinion of Financial Advisor. The Company Board (in such capacity) has received the oral opinion (to be subsequently confirmed in writing) of Centerview Partners LLC, as financial advisor to the Company, on or prior to the date of this Agreement, that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Offer Price to be paid to the holders of Shares (other than Shares held by Parent, Merger Sub and their respective Affiliates and other than Excluded Shares) in the Offer and the Merger (taken together as an integrated transaction) is fair, from a financial point of view, to such holders. The Company will provide or make available to Parent, solely for informational purposes, a copy of the signed opinion promptly following receipt thereof by the Company, it being expressly understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub.

Section 4.28 Brokers and Other Advisors. Except for Centerview Partners LLC, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has made available to Parent accurate copies of all agreements under which any such fee, commission or expense reimbursement is payable and all indemnification and other agreements related to the engagement of the Persons to whom any such fee is payable.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

With respect to any Section of this Article 5, except as disclosed in the reports, statements and other documents filed by Parent with the SEC or furnished by Parent to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2023, and publicly available prior to the Agreement Date (other than any disclosures contained or referenced therein under the captions “risk factors,” “forward-looking statements” and any other disclosures contained or referenced therein of information, factors or risks to the extent that they are predictive, cautionary or forward-looking in nature), Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority (a) to conduct its business in the manner in which its business is currently being conducted and (b) to own and use its assets in the manner in which its assets are currently owned and used, except where any failure of such power and authority would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company or the Company’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other organizational documents of Parent and Merger Sub, including all amendments thereto.

Section 5.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly-owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, Merger Sub will have engaged in no business and have no liabilities or obligations other than in connection with the Transactions. There are no actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate power and authority to execute and deliver and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the HSR Act, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Merger Sub; (b) cause a violation by Parent or Merger Sub of any Law or Order applicable to Parent or Merger Sub, or to which they are subject; or (c) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any Contract, except, in the case of clauses (b) and (c), for such conflicts, violations, breaches or defaults as would not reasonably be expected to have a Parent Material Adverse Effect. Except as may be required by the Exchange Act including the filing with the SEC of the Offer Documents, state takeover laws, the DGCL or the HSR Act, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

Section 5.5 Disclosure. The Offer Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Offer Documents, at the time of the filing of such Offer Documents or any supplement or amendment thereto with the SEC and at the time such Offer Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The information with respect to Parent or Merger Sub that Parent or Merger Sub furnishes to the Company in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 and the Company Disclosure Documents, at the time of filing the Schedule 14D-9 and at the time of any distribution or dissemination of the Company Disclosure Documents, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents.

Section 5.6 Litigation. There is no Legal Proceeding pending (or, to the Knowledge of Parent, threatened) against Parent or Merger Sub, except as would not and would not reasonably be expected to have a Parent Material Adverse Effect. As of the Agreement Date, neither Parent nor Merger Sub is subject to any legally-binding settlement or Order that is reasonably likely to have a Parent Material Adverse Effect. No investigation or review by any Governmental Body with respect to Parent or Merger Sub is pending or, to the Knowledge of Parent or Merger Sub, is being threatened, other than any investigations or reviews that would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7 Ownership of Company Common Stock; Absence of Certain Arrangements. Neither Parent, nor Merger Sub nor any of their respective Affiliates directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor any of Parent’s Affiliates has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. As of the Agreement Date, neither Parent nor Merger Sub is an “interested stockholder” of the Company under Section 203(c) of the DGCL. As of the date hereof, other than with respect to the Support Agreements, neither Parent nor Merger Sub has, directly or indirectly, made or entered into any Contract with any of the Company’s stockholders, directors, officers or employees (in their respective capacities as such), or any Contract with such Persons relating to this Agreement, the Merger or any of the other Transactions.

Section 5.8 Brokers and Other Advisors. Except for Goldman Sachs & Co. LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

Section 5.9 Sufficient Funds.

(a) Parent has sufficient cash or other liquid financial resources to, and at the Offer Acceptance Time and at the Effective Time, Parent will have, and shall cause Merger Sub to have, available the funds necessary to, consummate the Offer, the Merger and the Transactions, including payment in cash of the aggregate Offer Price at the Offer Acceptance Time and the aggregate Merger Consideration at the Effective Time and expenses, and to discharge all of Parent’s and Merger Sub’s other liabilities as they become due.

(b) Parent and Merger Sub acknowledge that their obligations under this Agreement are not contingent or conditioned upon Parent’s, Merger Sub’s, their respective Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the Transactions.

Section 5.10 Acknowledgement by Parent and Merger Sub.

(a) Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties of the Company regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article 4, including information set forth in, and as qualified by, the Company Disclosure Letter. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions, and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b) In connection with the due diligence investigation of the Company by Parent and Merger Sub and their respective Affiliates, stockholders or Representatives, Parent and Merger Sub and their respective Affiliates, stockholders or Representatives have received and may continue to receive after the Agreement Date from the Company and its Affiliates, stockholders or Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Company, any of its Affiliates, stockholders or Representatives, or any other Person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

ARTICLE 6

CERTAIN COVENANTS OF THE COMPANY

Section 6.1 Access and Investigation. During the period from the Agreement Date until the earlier of the Offer Acceptance Time and the termination of this Agreement pursuant to Section 9.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company and its directors, employees and officers shall, and the Company shall direct its other Representatives of the Company, to (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s officers, employees, other personnel, and assets and to all existing books and records (including Tax Returns, work papers and other documents and information relating to the Acquired Companies) (provided, however, that any such access shall be conducted at Parent’s sole expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company) and (b) furnish to Parent such financial and operating data and other information as Parent may reasonably request, but in the case of clauses (a) and (b), solely to the extent that such access or furnishing of data or other information is permissible under applicable Law. The foregoing notwithstanding, nothing herein shall require the Company to permit any materially invasive inspection or testing, including for purposes of any Phase II Environmental Site Assessment or other materially invasive testing procedures, nor shall anything herein require the Company to disclose any information to Parent if (i) such disclosure would, in the Company’s reasonable discretion (x) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or (y) contravene any applicable Law (including Antitrust Law), fiduciary duty or binding Contract (including any confidentiality agreement to which the Company or its Affiliates is a party), (ii) in the Company’s reasonable discretion, such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand or (iii) such information relates to the Sale Process. Information disclosed pursuant to this Section 6.1 may be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company, in good faith consultation with Parent, determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 6.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality and Non-Disclosure Agreement, dated as of May 8, 2024, by and between the Company and Parent (the “Non-Disclosure Agreement”). All requests for information made pursuant to this Section 6.1 shall be directed to an executive officer of the Company or other person designated by the Company in writing. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any partner, licensor, licensee or supplier of the Company (in each case, solely in their capacity as such) about the Offer, the Merger or any of the other Transactions without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged by and with a Representative of the Company participating; provided the foregoing shall not preclude communications or contacts among Parent, Merger Sub and their respective Representatives. Nothing in this Section 6.1 will be construed to require the Company or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information.

Section 6.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: except (i) as required under this Agreement or as required by applicable Laws, (ii) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (iii) as set forth in Section 6.2 of the Company Disclosure Letter, the Company shall, and shall cause each Company Subsidiary to, use its commercially reasonable efforts to (A) conduct their respective business and operations in the ordinary course and (B) preserve intact the material components of the current business organization of the Acquired Companies, including by maintaining its relations and goodwill with all material suppliers, material customers, Governmental Bodies and other material business relations of any of the Acquired Companies (it being understood that with respect to the matters specifically addressed by any provision of Section 6.2(b), such specific provisions shall govern over the more general provision of this Section 6.2(a)).

(b) During the Pre-Closing Period, except (i) as required under this Agreement or as required by applicable Laws, (ii) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (iii) as set forth in Section 6.2 of the Company Disclosure Letter, the Company shall not, and shall cause each Company Subsidiary not to:

(i) amend the Company’s Organizational Documents or any Organizational Documents of the Company’s Subsidiaries;

(ii) (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Company Common Stock) or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock), or any rights, warrants or options to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions of Shares outstanding as of the Agreement Date pursuant to the Company’s right (under written commitments in effect as of the Agreement Date) to purchase or reacquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Stock Awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the Agreement Date (in cancellation thereof) pursuant to the terms of any such Company Stock Award (in effect as of the Agreement Date) between the Company and a Company Associate only upon termination of such Person’s employment or engagement by the Company; (3) in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Stock Awards; or (4) in accordance with the terms of the Company ESPP;

(iii) split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

(iv) issue, sell, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, grant delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security of the Acquired Company, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Acquired Company, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Acquired Company (except that (1) the Company may issue Shares as required to be issued upon the exercise of Company Options or the vesting of Company RSUs, or in accordance with the Company ESPP, (2) the Company may issue Company Stock Awards in fulfillment of obligations in effect prior to the Agreement Date as set forth in Section 6.2(b)(iv) of the Company Disclosure Letter, and (3) the Company may take such actions as are necessary to effect the determination of the Company Board (or a committee thereof) with respect to Company Options pursuant to Section 3.8(a) and/or the settlement of Company RSUs pursuant to Section 3.8(c));

(v) except as (i) otherwise required under applicable Law, (ii) required pursuant to the terms of an applicable Employee Plan or (iii) contemplated by Section 3.8(e), establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the Agreement Date), or amend or waive any of its rights under, any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the Agreement Date) or grant any Company Associate any material increase in compensation or other benefits;

(vi) (A) enter into or amend any change-of-control, retention, employment, severance, consulting or other material agreement with any Company Associate, or (B) terminate (other than for cause), put on unpaid leave (including furlough), or layoff (or give notice of any such actions to) any employee with an annual base salary in excess of $200,000;

(vii) form any Subsidiary, acquire any equity interest in any other Entity or enter into any joint venture, partnership, collaboration or similar profit-sharing arrangement;

(viii) make or authorize any capital expenditure, except that the Acquired Company may make any capital expenditure that does not exceed $250,000 individually and $500,000 in the aggregate;

(ix) acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term for which an extension or renewal cannot be obtained), transfer, assign, guarantee, mortgage or otherwise subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property, including any Intellectual Property Right, except, in the case of any of the foregoing (A) in the ordinary course of business (including entering into non-exclusive license agreements in the ordinary course of business consistent with past practice), (B) pursuant to dispositions of obsolete, surplus or worn-out assets that are no longer useful in the conduct of the business of the Acquired Company, or (C) as provided for in the Company’s capital expense budget delivered or made available to Parent prior to the Agreement Date;

(x) lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness, except for advances to employees and consultants for travel and other business-related expenses in the ordinary course of business;

(xi) except as required by applicable Law, make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any income or other material Tax Return, surrender any claim to a material refund of Taxes, consent to the extension or waiver of the statutory period of limitations applicable to any Tax claim or assessment (other than in connection with automatic extensions of the due date for filing a Tax Return obtained in the ordinary course of business), enter into any closing agreement with respect to Taxes, settle or compromise any material Tax liability, claim or assessment;

(xii) amend or modify in any material respect, waive any rights under, terminate (other than the expirations of contracts in accordance with their terms), replace or release, settle or compromise any material claim, liability or obligation under any Material Contract or enter into any Contract which if entered into prior to the date hereof would have been a Material Contract, excluding any non-exclusive license agreements or services agreements entered into in the ordinary course of business;

(xiii) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business or (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers in good faith the views and comments of Parent with respect to any such Legal Proceeding prior to commencement thereof);

(xiv) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim) pending against any Acquired Company, other than (A) any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby or (B) any Legal Proceeding (1) that results solely in an obligation involving only the payment of monies by the Acquired Company of not more than $50,000 individually and $200,000 the aggregate and (2) does not involve the admission of wrongdoing by the Acquired Company;

(xv) enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Laws);

(xvi) adopt or implement any stockholder rights plan or similar arrangement;

(xvii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) enter into any new material line of business (it being understood that commencement of preclinical or clinical studies in compliance with clause (xix) of this Section 6.2 shall not be deemed to constitute a new line of business) or enter into any agreement, arrangement or commitment that materially limits or otherwise restricts the Company or its affiliates, including following the Effective Time, Parent and its Affiliates (other than, in the case of Parent and its Affiliates, due to the operation of Parent’s or its Affiliates’ own Contracts) following the Closing, from engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material restrictions on its assets, operations or business;

(xix) (A) commence any clinical study, (B) unless mandated by any regulatory authority or Governmental Body, discontinue, terminate or suspend any ongoing clinical study or (C) except as required by applicable Law, as determined in good faith by the Company, discontinue, terminate or suspend any ongoing IND-enabling preclinical study; or

(xx) authorize any of, or agree or commit to take, any of the actions described in clauses (i) through (xix) of this Section 6.2(b).

(c) Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations. Consent shall not be required pursuant to this Section 6.2 if the Company has a reasonable good faith belief that obtaining such consent may violate Antitrust Law.

(d) During the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries to, in each case to the extent reasonably practicable and permissible under applicable Law, (i) provide Parent with a reasonable opportunity to review the material portions of any applications or filings to be made with the FDA or any other Governmental Body, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any other Governmental Body, in any case, with respect to any Company Product or any of the Company’s clinical trials, (ii) consult with Parent in connection with any proposed meeting with the FDA or any other Governmental Body relating to any Company Product or any of the Company’s clinical trials, and (iii) keep Parent reasonably informed of any material communication (written or oral) with or from the FDA or any other Governmental Body regarding any Company Product or any of the Company’s clinical trials.

Section 6.3 No Solicitation.

(a) During the Pre-Closing Period, the Company shall not, and shall not authorize its Representatives to, and shall direct its Representatives not to, directly or indirectly, (i) continue any direct or indirect solicitation, knowing encouragement, knowing facilitation (including by way of providing non-public information), discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal, (ii) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any inquiry, offer or proposal that could reasonably be expected to lead to an Acquisition Proposal, (iv) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (v) waive or release any Person from, or fail to use reasonable best efforts to enforce, any standstill agreement or any standstill provisions of any Contract entered into in respect of an Acquisition Proposal. The Company and its directors, officers and employees shall, and the Company shall direct its other Representatives to, (A) cease and cause to be terminated any direct or indirect solicitation and any and all ongoing discussions or negotiations with any Person (other than Parent, Merger Sub, the Company, or any of their respective Affiliates or Representatives) with respect to any Acquisition Proposal and (B) promptly (but in any event within twenty-four (24) hours), terminate access by any Person (other than Parent, Merger Sub, the Company, or any of their respective Affiliates or Representatives) to any physical or electronic data room relating to any Acquisition Proposal and deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal within the last 180 days, to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the Agreement Date and requesting the prompt return or destruction of all confidential information previously furnished to any Person within the last 180 days for the purposes of evaluating a possible Acquisition Proposal.

(b) Anything to the contrary in Section 6.3(a) notwithstanding, if at any time on or after the Agreement Date and prior to the Offer Acceptance Time, the Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the Agreement Date and did not result from any material breach of this Section 6.3, and the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer, and that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, then the Company and its Representatives may (i) furnish, pursuant to (but only pursuant to) a duly executed Acceptable Confidentiality Agreement with such Person(s), information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Acquisition Proposal; provided, that the Company shall promptly provide to Parent any non-public information concerning the Company that is provided to any Person given such access and was not previously provided to Parent or its Representatives and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal.

(c) During the Pre-Closing Period, the Company shall (i) promptly (and in any event within twenty-four (24) hours) notify Parent of any inquiry, proposal or offer received by the Company or any of its Representatives that the Company Board believes is or could reasonably be expected to lead to an Acquisition Proposal, including the identity of the Person or group of Persons making such Acquisition Proposal, (ii) provide to Parent a summary of the material terms and conditions of any Acquisition Proposal, (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably prompt basis and (iv) upon the written request of Parent, reasonably inform Parent of the status of any Acquisition Proposal.

(d) Nothing in this Section 6.3, shall restrict the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (iii) making any legally required disclosure to the stockholders of the Company (provided, that any such disclosure that would otherwise constitute a Company Adverse Change Recommendation shall be made only in accordance with Section 6.4(b), it being understood and agreed that any such communication that reaffirms the Company Board Recommendation shall be deemed not to be a Company Adverse Change Recommendation), or (iv) communicating with any Person or group of Persons (or the representatives of such Person or group of Persons) that makes or renews any Acquisition Proposal at any time on or after the Agreement Date and prior to the Offer Acceptance Time so long as such Acquisition Proposal did not result from any breach of this Section 6.3 solely to the extent necessary to direct such Person or group of Persons to the provisions of this Section 6.3 and/or solely to clarify and understand the terms and conditions of an Acquisition Proposal made by such Person or group of Persons. None of the foregoing actions shall be deemed to constitute a Company Adverse Change Recommendation to the extent that any such disclosure or communication expressly reaffirms the Company Board Recommendation.

(e) The Company agrees that in the event any officer or director of the Company takes any action on behalf of the Company which, if taken by the Company, would constitute a breach of this Section 6.3, the Company shall be deemed to be in breach of this Section 6.3.

Section 6.4 Company Board Recommendation.

(a) The Company hereby consents to the Offer and represents, as of the Agreement Date, that the Company Board, at a meeting duly called and held, has unanimously made the Company Board Recommendation. Subject to Section 6.4(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i)(A) fail to make, withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub), the Company Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal, (ii) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company’s stockholders (any action described in clause (i) or (ii) being referred to as a “Company Adverse Change Recommendation”), (iii) publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer, or (iv) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Acquisition Proposal, requiring, or that would reasonably expect to cause, the Company to abandon, terminate, materially delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Offer Acceptance Time:

(i) if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 6.3) from any Person that has not been withdrawn and, after consultation with its financial advisor and outside legal counsel, the Company Board (or a committee thereof) has determined in good faith that such Acquisition Proposal is a Superior Offer, (x) the Company Board may make a Company Adverse Change Recommendation, or (y) provided that the Company is not in breach of Section 6.3, the Company may terminate this Agreement to enter into a Specified Agreement with respect to such Superior Offer, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law; (B) the Company shall have given Parent prior written notice of its intention to make a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 9.1(d)(i) at least four (4) Business Days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation); and (C) (i) the Company shall have provided to Parent a summary of the material terms and conditions of the Acquisition Proposal in accordance with Section 6.3(d) together with drafts of any documentation being negotiated in connection with the applicable Acquisition Proposal, (ii) the Company shall have given Parent the four (4) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and, to the extent requested by Parent, shall have negotiated in good faith with Parent and its Representatives (and shall have made its Representatives reasonably available to discuss and negotiate with Parent and its Representatives) with respect to such proposed revisions or other proposal, if any, and (iii) at the end of such four (4)-Business Day period, the Company Board makes the determination that such Acquisition Proposal is a Superior Offer and the determination under Section 6.4(b)(i)(A) (after taking into account in each case the results of any such negotiations and giving effect to the proposals made by Parent, if any, and any amendments to this Agreement and the Transactions proposed by Parent, if any). With respect to Section 6.4(b)(i)(C), if there are any material amendments, revisions or changes to the terms of any such Superior Offer, such amendments, revisions or changes shall require a new Determination Notice, and the Company shall notify Parent of each such material amendment, revision or change and continue to comply with its obligations under clause (ii) above provided that the applicable four (4)-Business Day period shall be deemed to be two (2) Business Days after the time that Parent receives notification from the Company of each such revision; and

(ii) other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law; (B) the Company shall have provided Parent a Determination Notice at least four (4) Business Days prior to making any such Company Adverse Change Recommendation; and (C) (x) the Company shall have specified the Change in Circumstance in reasonable detail, (y) the Company shall have given Parent four (4) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, and, to the extent requested by Parent, shall have negotiated in good faith with Parent and its Representatives (and shall have made its Representatives reasonably available to discuss and negotiate with Parent and its Representatives) with respect to such proposed revisions or other proposal, if any, and (z) at the end of such four (4)-Business Day period, the Company Board makes the determination under Section 6.4(b)(ii)(A) (after taking into account, in each case, the results of any such negotiations and giving effect to the proposals made by Parent, if any, and any amendments proposed to this Agreement and the Transactions by Parent, if any). With respect to Section 6.4(b)(ii)(C), if there are any material changes to the facts and circumstances relating to such Change in Circumstance, such material changes to the facts and circumstances shall require a new Determination Notice, and the Company shall notify Parent of each such material change and the applicable four (4)-Business Day period shall be extended until at least three (3) Business Days after the time that Parent receives notification from the Company of each such material change.

ARTICLE 7

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.1 Filings, Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be reasonably necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any Antitrust Law; (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions.

(b) Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than ten (10) Business Days after the Agreement Date unless otherwise agreed to in writing by Parent and the Company, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

(c) Without limiting the generality of anything contained in this Section 7.1, during the Pre-Closing Period, each of Company and Parent (on its and Merger Sub’s behalf) shall use its reasonable best efforts to (i) cooperate and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Party prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Party promptly informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Party of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) promptly furnish to the other Party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, consult in advance and cooperate with the other Party and consider in good faith the views of the other Party in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vii) except as may be prohibited by any Governmental Body or by any Law and to the extent practicable, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each Party shall provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or conference, including any virtual or telephonic meetings and discussions, relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding; provided, however, that materials required to provided pursuant to this Section 7.1(c) may be redacted (A) to remove references concerning the valuation of Parent, Merger Sub, Company, or any of their respective Subsidiaries or assets, (B) as necessary to comply with contractual arrangements, and (C) as necessary to preserve privilege. Each Party shall respond as promptly as practicable to requests to provide information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the transactions contemplated by this Agreement. Parent shall pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws, but the Company shall bear its own costs for the preparation of any such filings. Neither Party shall commit to or agree with any Governmental Body to (i) stay, toll or extend any applicable waiting period under the HSR Act, (ii) pull and refile under the HSR Act, (iii) not consummate the Transactions for any period of time or (iv) enter into any timing agreement, without the prior written consent of the other Party (such consent not to be unreasonably withheld).

Section 7.2 Employee Matters.

(a) For a period of one (1) year following the Effective Time, Parent shall provide, or cause to be provided, to each employee of the Company who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by Parent or the Surviving Corporation (or any Affiliate thereof) during such one (1)-year period (each, a “Continuing Employee”) (i) (A) base salary (or base wages, as the case may be), (B) short-term target cash incentive compensation opportunities (including, but not limited to, bonuses and commission opportunities), in each case, in an amount no less than the level or opportunity that was provided to each such Continuing Employee prior to the Effective Time, (ii) equity compensation (excluding new-hire grants) in an amount equal to the level or opportunity that is provided by Parent or any Subsidiary of Parent to similarly situated employees of Parent or any Subsidiary of Parent, and (iii) other employee benefits (including severance benefits, health and welfare benefits and defined contribution retirement benefits) that is no less favorable in the aggregate than either, in Parent’s discretion, the employee benefits (including health and welfare benefits and defined contribution retirement benefits), in the aggregate, provided to (x) each such Continuing Employee as of immediately prior to the Effective Time and (y) similarly-situated employees of Parent or any Subsidiary of Parent.

(b) From and after the Effective Time, Parent shall use commercially reasonable efforts to, or to cause the Surviving Corporation to, ensure that each Continuing Employee receives full credit for purposes of eligibility to participate in benefit accrual, and vacation entitlement for service with the Company and its Subsidiaries under the comparable employee retirement, health and welfare benefit plans of Parent or the Surviving Corporation, as applicable, in which such employees become participants; provided, that the foregoing shall not apply with respect to (i) benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits or (ii) any equity compensation provided to Continuing Employees. As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Employee Plan as of the Effective Time, which shall not be subject to accrual limits or forfeiture.

(c) From and after the Effective Time, with respect to each benefit plan maintained by Parent or any of its Subsidiaries that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Parent Welfare Plan”) in which any Continuing Employee is or becomes eligible to participate, Parent shall use commercially reasonable efforts to cause each such Parent Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations, and exclusions with respect to participation and coverage requirements applicable under such Parent Welfare Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations, and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to such Continuing Employee’s commencement of participation in such Parent Welfare Plan; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 7.2(b) shall control; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Welfare Plan in satisfying any applicable co-payment, deductible or out-of-pocket maximum requirements under such Parent Welfare Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Employee Plan.

(d) Effective as of no later than the day immediately preceding the Closing Date, if requested by Parent in writing at least ten (10) business days prior to the Closing Date, the Company shall cause its 401(k) Plan (the “401(k) Plan”) to be terminated. If Parent provides such written notice to the Company, the Company shall provide Parent with evidence that the 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date), and the Company shall have taken all steps necessary to terminate the 401(k) Plan as Parent may reasonably require.

(e) The provisions of this Section 7.2 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 7.2 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Agreement shall confer upon any director, employee or service provider of the Company any right to continue in the employ or service of the Surviving Corporation, Parent or any subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Parent or any subsidiary or affiliate thereof to discharge or terminate the services of any director, employee or individual service provider of the Company at any time for any reason whatsoever, with or without cause.

Section 7.3 Indemnification of Officers and Directors.

(a) For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation agree that all rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of those Persons who are directors and officers of the Company as of the Agreement Date or have been directors and officers of the Company in the past (the “Indemnified Parties”) for their acts and omissions occurring prior to the Effective Time, including in respect of the Transactions, as provided in the certificate of incorporation and bylaws of the Company (as in effect as of the Agreement Date) and as provided in the indemnification agreements between the Company and said Indemnified Parties in the forms made available by the Company to Parent prior to the Agreement Date, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Parties, and shall be observed by Parent, the Surviving Corporation and their successors and assigns to the fullest extent available under Delaware Law, and any claim made pursuant to such rights within such six (6)-year period shall continue to be subject to this Section 7.3(a) and the rights provided under this Section 7.3(a) until disposition of such claim. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the certificate of incorporation and the bylaws of the Surviving Corporation shall, to the extent permitted by Law, contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the Agreement Date.

(b) From and after the Effective Time until the sixth (6th) anniversary of the Closing Date, Parent and the Surviving Corporation (together with their successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable Laws and the certificate of incorporation of the Company (as in effect as of the Agreement Date), indemnify, defend and hold harmless each Indemnified Party in his or her capacity as an officer or director of the Company against all losses, claims, damages, liabilities (including amounts paid in settlement or compromise), fees, expenses, judgments or fines incurred by such Indemnified Party as an officer or director of the Company in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Party is or was a director or officer of the Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the Transactions. Without limiting the foregoing, from the Effective Time until the sixth (6th) anniversary of the Closing Date, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Laws and the certificate of incorporation of the Company (as in effect as of the Agreement Date), advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Parties in connection with matters for which such Indemnified Parties are eligible to be indemnified pursuant to this Section 7.3(b), subject to the execution by such Indemnified Parties of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under this Section 7.3(b).

(c) From the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, in effect, a directors’ and officers’ liability insurance maintained by the Company as of the Agreement Date for the benefit of the Indemnified Parties who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy or at or prior to the Effective Time, Parent or the Company may through a nationally recognized insurance broker purchase a six (6)-year “tail” policy for the existing policy effective as of the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one (1) year an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if such “tail” policy has been obtained prior to the Effective Time (which the Company shall be permitted to purchase prior to the Effective Time with the approval of Parent, subject to the cap described in the preceding sentence), which policies provide such directors and officers with coverage for an aggregate period of at least six (6) years from and after the Effective Time with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Transactions. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 7.3.

(e) The provisions of this Section 7.3 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Party and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Law, this Section 7.3 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Party or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Party. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.3 is not prior to or in substitution for any such claims under such policies.

Section 7.4 Transaction Litigation. The Company shall promptly notify Parent of any Transaction Litigation threatened or commenced against the Company and/or its directors or officers. The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with such Transaction Litigation, and the right to consult on the settlement with respect to such Transaction Litigation, and the Company shall in good faith take such comments into account; provided, however, that the Company shall control such defense. No such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent the settlement is fully covered by the Company’s insurance policies (other than any applicable deductible), but only if such settlement would not result in the imposition of any restriction on the business or operations of the Company. The Company will keep Parent reasonably informed with respect to the status of any such Transaction Litigation.

Section 7.5 Further Assurances. Without limitation or contravention of the provisions of Section 7.1, and subject to the terms and conditions of this Agreement, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party shall (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party pursuant to any applicable Law or Material Contract set forth on Schedule 7.5(a) in connection with the Offer and the Merger and the other Transactions, (b) use commercially reasonable efforts to seek each Consent (if any) required to be obtained pursuant to any Material Contract by such Party in connection with the Transactions to the extent requested in writing by Parent and (c) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer, the Merger or the other Transactions brought by any third party against such Party. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

Section 7.6 Public Announcements; Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter, Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement, including any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release or public statement (including any announcement to Company Associates) without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed) except as otherwise expressly permitted by this Agreement. Notwithstanding the foregoing sentence: (a) each Party may, without such consultation or consent, make internal announcements to employees or any public statement in response to questions from the press, analysts, investors or those attending industry conferences, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) subject to any other applicable terms of this Agreement, the Company may make any disclosures, without Parent’s prior written consent (but with prior notice), in the Company SEC Documents to the extent required by applicable federal securities Laws; (c) a Party may, without the prior consent of the other Party but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement to the extent required by any applicable Law; and (d) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.3(d) or with respect to any Acquisition Proposal or Company Adverse Change Recommendation, and neither Party shall be required by this Section 7.6 to consult with or seek consent from the other Party relating to any dispute between the Parties relating to this Agreement.

Section 7.7 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Offer, the Merger or any of the other Transactions, each of Parent and the Company and their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Offer, the Merger or the other Transactions.

Section 7.8 Section 16 Matters. The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of the Shares and Company Stock Awards in the Transactions by applicable Section 16 individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9 Rule 14d-10 Matters. Prior to the Effective Time and to the extent permitted by applicable Laws, the compensation committee of the Company Board shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the Agreement Date or are entered into after the Agreement Date and prior to the Effective Time pursuant to which compensation is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

Section 7.10 Merger Sub Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

Section 7.11 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.12 Other Agreements and Understandings.

(a) Without the prior written consent of the Company Board, neither Parent nor Merger Sub (or any other Affiliate of Parent) shall enter into any Contract or other agreement, arrangement or understanding (whether oral or written) or commitment to enter into an agreement, arrangement or understanding (whether oral or written) pursuant to which any stockholder of the Company would be entitled to receive in connection with the acquisition of such stockholder’s Shares by Parent or Merger Sub consideration in respect of such Shares of a different amount or nature from the Offer Price or Merger Consideration.

(b) The Company shall give prompt notice to Parent (and shall subsequently keep Parent informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article 8 or Annex I not being able to be satisfied prior to the End Date.

Section 7.13 Interim Operations of Merger Sub. During the period from the Agreement Date through the earlier of the Effective Time or the date of termination of this agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 7.14 Payoff Letters. No less than three (3) Business Days prior to the Closing Date, the Company shall, and shall cause its Representatives to, deliver to Parent executed customary payoff letters from the relevant lender under the Company Loan Agreement that (i) reflect the full amount required in order to pay in full all amounts outstanding pursuant to the Company Loan Agreement as of the Closing (the “Payoff Amount”) and to terminate the Company Loan Agreement and (ii) provide that, upon payment in full of the Payoff Amount indicated, all Encumbrances relating to the Company Loan Agreement shall be terminated, released and of no further force and effect. Parent shall pay, or shall cause one or more of its Subsidiaries to pay, the Payoff Amount in full on behalf of the Company on the Closing Date.

ARTICLE 8

CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

Section 8.1 No Restraints. There shall not have been issued by any court of competent jurisdiction and remain in effect any temporary, preliminary or permanent Order preventing the consummation of the Merger, nor shall any Law have or Order been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body of competent jurisdiction and remain in effect which directly or indirectly prohibits, or makes illegal the consummation of the Merger.

Section 8.2 Consummation of Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

ARTICLE 9

TERMINATION

Section 9.1 Termination. This Agreement may be terminated, and the Offer and the Merger may be abandoned:

(a) by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b) by either Parent or the Company:

(i) Termination Upon End Date: if the Offer Acceptance Time shall not have occurred on or before midnight, Eastern Time, on November 16, 2025 (the “End Date”); provided, however, that in the case of this Section 9.1(b)(i), if on November 16, 2025 all of the Offer Conditions, other than the Regulatory Condition and those conditions that by their nature are to be satisfied at the time that the Offer expires, shall have been satisfied or waived by Parent, then the End Date shall automatically be extended until February 16, 2026 (and all references to the End Date herein, including in Annex I shall be deemed to be references to February 16, 2026); provided, further, that neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 9.1(b)(i) in the event that the failure of the Offer Acceptance Time to occur on or prior to the End Date is attributable to the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party; or

(ii) Termination Upon Legal Impediment: if a court or other Governmental Body of competent jurisdiction shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which Order shall be final and nonappealable; provided, however, that neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 9.1(b)(ii) in the event that such Party’s failure to perform in any material respect any provision of this Agreement shall have been the primary cause of, or resulted in, the issuance of such final and nonappealable Order.

(c) by Parent, at any time prior to the Offer Acceptance Time:

(i) Termination Upon Trigger Event: if (A) the Company Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected a Company Adverse Change Recommendation (provided, that any written notice, including a Determination Notice, of the Company’s intention to make a Company Adverse Change Recommendation in advance of making a Company Adverse Change Recommendation shall not result in Parent having any termination rights pursuant to this Section 9.1(c)(i) unless such written notice otherwise constitutes a Company Adverse Change Recommendation); (B) the Company Board shall have failed to publicly reaffirm its recommendation of this Agreement within ten (10) Business Days after Parent so requests in writing, provided that Parent may only make such request once every thirty (30) days or (C) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (other than the Offer), the Company Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) Business Days of the commencement of such tender offer or exchange offer (each of clauses (A), (B) and (C), a “Trigger Event”); or

(ii) Termination Upon Company Breach: a breach of any representation or warranty contained in Article 4 of this Agreement (Representations and Warranties of Company) or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that the conditions set forth in clause (b) (Representations and Warranties of the Company) or clause (c) (Covenants of the Company) of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured, shall not have been cured within thirty (30) days of the date on which Parent gives the Company written notice of such breach or failure to perform; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) if either Parent or Merger Sub is then in material breach of any of its respective representation, warranty, covenant or obligation hereunder.

(d) by the Company, at any time prior to the Offer Acceptance Time:

(i) Termination for Superior Offer: in order to accept a Superior Offer and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”) only if the Company has complied in all material respects with Section 6.3 (No Solicitation) and Section 6.4(b)(i) (Company Board Recommendation) with respect to such Superior Offer and the Company, substantially concurrently with such termination, pays to Parent the Company Termination Fee;

(ii) Termination Upon Parent Breach: if a breach of any representation or warranty contained in Article 5 of this Agreement (Representations and Warranties of Parent and Merger Sub) or failure to perform any covenant or obligation in this Agreement on the part of Parent or Merger Sub shall have occurred, in each case if such breach or failure would reasonably be expected to prevent Parent or Merger Sub from consummating the Transactions and such breach or failure cannot be cured by Parent or Merger Sub, as applicable, by the End Date, or if capable of being cured, shall not have been cured within thirty (30) days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(ii) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder; provided further, that the Company’s rights to terminate this Agreement in connection with a breach by Parent or Merger Sub of their obligations under Section 2.1(a) (Commencement of the Offer) shall be governed by Section 9.1(d)(iii) (Termination Upon Offer Breach) and not this Section 9.1(d)(ii) (including with respect to the foregoing proviso or any applicable cure period); or

(iii) Termination Upon Offer Breach: in the event that (A) Merger Sub shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 2.1(a) (Commencement of the Offer) (other than due to a breach by the Company of its obligations under Section 2.1(b)), (B) Merger Sub shall have terminated the Offer prior to the effective Expiration Date (as such Expiration Date may be extended and re-extended in accordance with Section 2.1(c) (Expiration and Extension of the Offer)) unless otherwise permitted to do so pursuant to this Agreement, or (C) Merger Sub shall have failed to purchase all Shares validly tendered (and not validly withdrawn) when required to do so in accordance with the terms of this Agreement.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1 (Termination), written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates following any such termination; provided, however, that (a) Section 2.1(d) (Termination of Offer), Section 2.2(b) (Stockholder Lists), this Section 9.2 (Effect of Termination), Section 9.3 (Expenses; Company Termination Fee) and Article 10 (Miscellaneous and Other Provisions) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Non-Disclosure Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (c) the termination of this Agreement shall not relieve any Party from any claim, liability or damages to the other in respect of any common law fraud or Willful Breach of this Agreement prior to such termination except as set forth in Section 9.3(b)(ii). Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 10.5(b) (Specific Performance; Remedies) in lieu of terminating this Agreement pursuant to Section 9.1 (Termination).

Section 9.3 Expenses; Company Termination Fee.

(a) Expenses. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b) Company Termination Fee.

(i) In the event that:

(A) this Agreement is terminated by the Company in accordance with Section 9.1(d)(i) (Termination for Superior Offer);

(B) this Agreement is terminated by Parent in accordance with Section 9.1(c)(i) (Termination Upon Trigger Event); or

(C) (x) this Agreement is terminated pursuant to Section 9.1(b)(i) (Termination Upon End Date) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the second proviso of Section 9.1(b)(i) (Termination Upon End Date) or Section 9.1(c)(ii) (Termination Upon Company Breach) (solely if the relevant breach giving rise to a right of termination under Section 9.1(c)(ii) (Termination Upon Company Breach) constitutes a Willful Breach)), (y) after the Agreement Date and prior to such termination, any Person shall have publicly disclosed a bona fide Acquisition Proposal and such Acquisition Proposal shall not have been publicly withdrawn prior to the time of the termination of this Agreement and (z) within twelve (12) months of such termination, the Company shall have consummated the transactions contemplated by an Acquisition Proposal or entered into a definitive agreement with respect to an Acquisition Proposal (which Acquisition Proposal is subsequently consummated) (provided, that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

then, in each such event under this Section 9.3(a)(i), the Company shall pay, or shall cause to be paid, to Parent the Company Termination Fee by wire transfer of same day funds to an account designed in writing by Parent (1) in the case of a termination by the Company pursuant to Section 9.1(d)(i) (Termination for Superior Offer), substantially concurrently with the termination of this Agreement (it being agreed that if such termination occurs on a day that is not a Business Day, “substantially concurrently” shall mean no later than on the next Business Day), (2) in the case of a termination by Parent in accordance with Section 9.1(c)(i) (Termination Upon Trigger Event), within two (2) Business Days after such termination or (3) in the case of a termination pursuant to Section 9.1(b)(i) (Termination Upon End Date) or Section 9.1(c)(ii) (Termination Upon Company Breach) (solely if the relevant breach giving rise to a right of termination under Section 9.1(c)(ii) (Termination Upon Company Breach) constitutes a Willful Breach), and solely under the circumstances described in Section 9.3(b)(i)(C), immediately prior to the consummation of the Acquisition Proposal referred to in clause (z) of Section 9.3(b)(i)(C). Anything to the contrary in this Agreement notwithstanding, the Parties agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. As used herein, the “Company Termination Fee” means a cash amount equal to $8,700,000. Except in the case of common law fraud or Willful Breach, in the event that Parent or its designee shall receive full payment pursuant to this Section 9.3(b), the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates and Representatives or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates and Representatives (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company, any of its Affiliates or any of its Representatives arising out of, relating to, or in connection with, this Agreement, any of the Transactions or any matters forming the basis for such termination (other than in the case of common law fraud or Willful Breach).

(ii) Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to this Section 9.3(b) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members, Affiliates or Representatives (collectively, “Company Related Parties”) in any circumstance in which the Company Termination Fee becomes due and payable (other than common law fraud and Willful Breach), and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to, arising out of, or in connection with, this Agreement or the Transactions. For the avoidance of doubt, Parent or Merger Sub may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 10.5(b) or the payment of the Company Termination Fee pursuant to this Section 9.3(b), but in no event shall Parent or Merger Sub be entitled to both (i) equitable relief ordering the Company to consummate the Transactions in accordance with Section 10.5(b) and (ii) the payment of the Company Termination Fee pursuant to this Section 9.3(b).

(iii) Each Party acknowledges that the agreements contained in this Section 9.3(b) are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement. Each Party further acknowledges that if the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

ARTICLE 10

MISCELLANEOUS PROVISIONS

Section 10.1 Amendments. Prior to the Offer Acceptance Time, subject to Section 7.3(e), this Agreement may be amended only with the approval of the Company Board and the board of directors of Parent. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 10.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.3 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms expressly apply or are to be performed in whole or in part after the Effective Time and (b) this Article 10.

Section 10.4 Entire Agreement; Counterparts. This Agreement (including the Company Disclosure Letter and the exhibits, annexes, schedules and instruments referred to herein) constitutes the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Non-Disclosure Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Non-Disclosure Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.5 Applicable Laws; Jurisdiction; Specific Performance; Remedies.

(a) Applicable Laws; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 10.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 10.8. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum (including, any claim based on the doctrine of forum non conveniens or any similar doctrine). The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) Specific Performance; Remedies. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the terms and conditions of this Section 10.5(b), the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.5(a), this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 9.3: (x) except with respect to monetary damages, are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (y) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent nor Merger Sub would have entered into this Agreement. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.5(b) shall not be required to provide any bond or other security in connection with the seeking of any such injunction or specific performance.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.6 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void ab initio and of no effect.

Section 10.7 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) if the Offer Acceptance Time occurs (A) the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable and (B) the right of the holders of Company Stock Awards to receive the Merger Consideration pursuant to Section 3.8; (ii) each Indemnified Party set forth in Section 7.3; and (iii) the limitations on liability of the Company Related Parties set forth in Section 9.3(b)(ii). Notwithstanding the foregoing, the Company shall have the right to seek recovery, through a Legal Proceeding brought by the Company, for damages from Parent in the event of a Willful Breach of this Agreement by Parent or Merger Sub, in which event the damages recoverable by the Company for itself and on behalf of the holders of Shares may be determined, as appropriate, by a court of competent jurisdiction, by reference to the total amount, including the loss of the economic benefit of the Transactions, that would have been recoverable under the circumstances of such breach by such holders of Shares if all such holders brought an action against Parent and were recognized as third-party beneficiaries hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties and that, in some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 5:00 p.m. recipient’s local time, upon transmission thereof or (d) if sent by email transmission after 5:00 p.m. recipient’s local time, the Business Day following the date of transmission thereof; provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub (or following the Effective Time, the Company):

BioMarin Pharmaceutical Inc.

770 Lindaro Street

San Rafael, California 94901

Attention: Eric Davis, EVP and Chief Legal Officer

With a copy to: James Sabry, EVP and Chief Business Officer

with a copy to (which shall not constitute notice):

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111

Attention: Jamie Leigh; Ben Beerle; Chadwick Mills

Email: jleigh@cooley.com; bbeerle@cooley.com; cmills@cooley.com if to the Company (prior to the Effective Time):

Inozyme Pharma, Inc.

321 Summer Street, Suite 400

Boston, Massachusetts 02210

Attention: Douglas Treco, Chief Executive Officer

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

3025 John F Kennedy Blvd

Philadelphia, PA 19104

Attention: Rachael Bushey, Jennifer Porter and Laura Gulick

Email: RBushey@goodwinlaw.com, JPorter@goodwinlaw.com and

LGulick@goodwinlaw.com

Section 10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the Parties as closely as possible such that the Transactions are fulfilled to the fullest extent possible.

Section 10.10 Obligation of Parent. Parent shall ensure that each of its Subsidiaries (including Merger Sub), and shall use reasonable best efforts to ensure that each of its Representatives, duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries or its Representatives under this Agreement, and Parent, as applicable, shall be jointly and severally liable with its Subsidiaries and Representatives for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

Section 10.11 Transfer Taxes. Except as expressly provided in Section 3.6(b), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with this Agreement and the Transactions shall be paid by Parent and Merger Sub when due and payable, and Parent and Merger Sub shall file all necessary Tax Returns with respect thereto.

Section 10.12 Interpretations.

(a) For purposes of this Agreement, the Parties agree that:

(i) whenever the context requires, the singular number shall include the plural, and vice versa;

(ii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if;”

(iii) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;”

(iv) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders;

(v) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires;

(vi) a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto) as of such date;

(vii) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented as of the Agreement Date or, thereafter from time to time;

(viii) the information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of Contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement or such information constitutes a representation or warranty of the Company;

(ix) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”);

(x) all references to “dollars” or “$” are to U.S. Dollars, unless expressly stated otherwise;

(xi) the phrases “made available” and “delivered,” when used in reference to anything made available to Parent, Merger Sub or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to include uploading anything in the virtual data room made available in connection with the Transactions; and

(xii) the measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following August 18 is September 18 and one month following August 31 is October 1).

(b) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall require the Company to take any action in violation of applicable Law.

(c) This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. Time is of the essence with respect to the performance of the obligations set forth in this Agreement and the provisions hereof will be interpreted as such.

Section 10.13 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement and any other section or subsection of this Agreement where the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is readily apparent on the face of such disclosure.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

INOZYME PHARMA, INC.

By:	/s/ Douglas Treco
Name: Douglas Treco
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

BIOMARIN PHARMACEUTICAL INC.

By:	/s/ James Sabry
Name: James Sabry
Title: Executive Vice President and Chief Business Officer

INCLINE MERGER SUB, INC.

By:	/s/ Eric Davis
Name: Eric Davis
Title: President

[Signature Page to Agreement and Plan of Merger]

ANNEX I

CONDITIONS TO THE OFFER

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex I is attached (the “Agreement”) unless specifically defined in this Annex I. The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (h) below. Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Merger Sub shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer) pay for, and may delay the acceptance for payment or the purchase of, any shares of Company Common Stock validly tendered (and not validly withdrawn as of immediately prior to the expiration of the Offer), and, to the extent permitted by this Agreement, may terminate the Offer or amend the Offer as otherwise permitted by this Agreement: (i) upon termination of this Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 2.1(c)) if: (A) any of the Minimum Condition, the Termination Condition, the Order Condition, or the Regulatory Condition shall not be satisfied as of one minute following 11:59 p.m., Eastern Time, on the Expiration Date of the Offer; or (B) any of the additional conditions set forth below shall not be satisfied or waived in writing by Parent:

(a) the number of Shares (i) validly tendered (and not validly withdrawn) prior to the time that the Offer expires, and (ii) otherwise beneficially owned by Parent or Merger Sub (or any wholly-owned Subsidiary of Parent or Merger Sub), if any, collectively represent at least one (1) Share more than 50% of the then-issued and outstanding Shares as of the expiration of the Offer (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)) (the “Minimum Condition”);

(b)

(i) the representations and warranties of the Company set forth in Section 4.4(a), Section 4.4(c) and Section 4.4(e) (Capitalization, Etc.) of the Agreement shall have been accurate in all respects except for any de minimis inaccuracies as of the Agreement Date and shall be accurate in all respects except for any de minimis inaccuracies at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time);

(ii) the representations and warranties of the Company set forth in Section 4.1 (Due Organization; Subsidiaries Etc.) Section 4.4 (Capitalization, Etc.) (other than Section 4.4(a), Section 4.4(c) and Section 4.4(e)), Section 4.3 (Authority; Binding Nature of Agreement), Section 4.26 (Merger Approval) and Section 4.28 (Brokers and Other Advisors) of the Agreement shall have been accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects as of the Agreement Date and shall be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time);

(iii) the representations and warranties of the Company as set forth in Section 3.5(a) (Absence of Changes) shall have been accurate as of the Agreement Date and shall be accurate at and as of the Offer Acceptance Time as if made on and as of such time (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(iv)) only as of such date);

(iv) all of the other representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses (b)(i), (b)(ii) or (b)(iii) above) shall have been accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all respects as of the Agreement Date and shall be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all respects at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time), except where any failure of any representation or warranty to be so accurate has not had, and would not reasonably be expected to have, a Material Adverse Effect;

(c) the Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d) since the Agreement Date, there shall not have occurred any Material Adverse Effect that shall be continuing as of the Offer Acceptance Time;

(e) the waiting period (or any extension thereof) applicable to the Offer under the HSR Act and any timing agreement with any Governmental Body shall have expired or been terminated (the “Regulatory Condition”);

(f) Parent and Merger Sub shall have received a certificate executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer confirming that the conditions set forth in clauses (b), (c) and (d) of this Annex I have been duly satisfied;

(g) there shall not have been issued by any court of competent jurisdiction or remain in effect any temporary, preliminary or permanent Order preventing the acquisition of or payment for Shares pursuant to the Offer, nor shall any Law have or Order been promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body of competent jurisdiction and remain in effect that directly or indirectly enjoins, restrains or otherwise prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger (the “Order Condition”); and

(h) this Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Merger Sub and other than each of the Minimum Condition, Order Condition, and Regulatory Condition, may be waived (but solely to the extent permitted by the Agreement and applicable Law) by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.